Exhibit 10.5
EXECUTION VERSION
DATED 21 October 2008
GYPSUM TRANSPORTATION LIMITED
(as borrower)
- and -
DVB BANK SE
and others
(as lenders)
- and -
DVB BANK SE
(as agent and security trustee)

US$90,000,000 SECURED
LOAN FACILITY AGREEMENT

STEPHENSON HARWOOD
One St. Paul’s Churchyard
London EC4M 8SH
Tel: 020 7329 4422
Fax: 020 7329 7100
Ref: 819

LOAN AGREEMENT
Dated: 21 October 2008
BETWEEN:-
(1)	GYPSUM TRANSPORTATION LIMITED, a company incorporated according to the law of Bermuda, with registered office at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (“the Borrower”); and

(2)	the banks listed in Schedule 1, each acting through its office at the address indicated against its name in Schedule 1 (together “the Banks” and each a “Bank”); and

(3)	DVB BANK SE, with its registered office in Frankfurt and acting as agent and security trustee through its office at Parklaan 2, 3016BB Rotterdam, The Netherlands (in that capacity “the Agent”).
WHEREAS:-
(A)	The Borrower is the registered owner of Vessel A and is to be the registered owner of Vessel B upon Vessel B’s Delivery under the Building Contract.

(B)	Each of the Vessels will be registered in the ownership of the Borrower under the flag of Bermuda.

(C)	Each of the Banks has agreed to advance to the Borrower its respective Commitment of an aggregate amount not exceeding the total of (i) the lesser of forty million Dollars ($40,000,000) and fifty per cent of the Market Value of Vessel A (in respect of Tranche A) and (ii) the lesser of fifty million dollars ($50,000,000) and fifty per cent of the Market Value of Vessel B (in respect of Tranche B).
IT IS AGREED as follows:-
1	Definitions and Interpretation
1.1	Definitions

In this Agreement:-
1.1.1	“Accounts” means the Earnings Account and the Retention Account (each an “Account”).

1.1.2	“Account Holder” means Bank of Bermuda Limited or such other bank as may be nominated by the Borrower and acceptable to the Agent.

1.1.3	“Account Security Deed” means the account security deed referred to in Clause 8.3.

1.1.4	“Address for Service” means c/o USG (U.K.) Ltd, 1 Swan Road, South West Industrial Estate, Peterlee, County Durham, SR8 2HS, Attention: Secretary or, in relation to any of the Security Parties, such other address in England and Wales as that Security Party may from time to time designate by no fewer than ten days’ written notice to the Agent.

1.1.5	“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

1.1.6	“Advance Date”, in relation to any Drawing, means the date on which that Drawing is advanced by the Banks to the Borrower pursuant to Clause 2.

1.1.7	“Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

1.1.8	“Assignments” means the deeds of assignment of the Insurances, Earnings, Requisition Compensation and CoA Rights in respect of each Vessel referred to in Clause 8.2 (each an “Assignment”) to be substantially in the form attached as Schedule 3.

1.1.9	“Availability Termination Date” means 31 December 2008 (in the case of Tranche A) and 31 March 2009 (in the case of Tranche B) or such later date as the Banks may in their discretion agree.

1.1.10	“Borrowings” means in respect of any person the obligations of such person, at any time, in the aggregate principal amount, but without double counting, of:
(a)	moneys borrowed;

(b)	bonds, notes, loan stock, debentures, commercial paper or other debt securities;

(c)	sums outstanding under acceptances (not being acceptances of trade bills in respect of the purchase or sale of goods in the ordinary course or trading) by such person or by any agent or acceptance house under acceptance credits opened on behalf of such person;

(d)	deferred indebtedness for payment of the acquisition or construction price for assets or services acquired or constructed other than normal trade credit from suppliers for a period not exceeding 180 days;

(e)	the capital element of obligations under finance leases;

(f)	receivables sold or discounted to the extent of recourse to such person;

(g)	any other liability arising from a transaction having the commercial effect of a borrowing to the extent shown as a liability on the balance sheet of the Borrower in accordance with GAAP;

(h)	obligations under guarantees in respect of the obligations of any other person which would fall within paragraphs (a) — (g) above.
1.1.11	“Break Costs” means all costs, losses, premiums or penalties incurred by the Agent or any Bank in the circumstances contemplated by Clause 17.4, or as a result of it receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 5 or otherwise), or any other payment under or in relation to the Security Documents on a day other than the due date for payment of the sum in question, and includes (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan.

1.1.12	“Builder” means Estaleiro Ilha S.A. of Brazil.

1.1.13	“Building Contract” means the shipbuilding contract dated 5 December 2005 and made between the Builder and the Borrower as amended or supplemented from time to time, in respect of Vessel B.

1.1.14	“Business Day” means a day on which banks are open for the transaction of business of the nature contemplated by this Agreement (and not authorised by law to close) in New York, New York, United States of America; London, England; Frankfurt, Germany; and Rotterdam, The Netherlands.

1.1.15	“Cash” means cash in hand which is not subject to any charge back or other Encumbrance (other than in favour of the Agent) and to which the Borrower has free, immediate and direct access.

1.1.16	“Cash Equivalents” means the following where the Borrower has free, immediate and direct access:
(a)	any security issued directly or fully guaranteed or insured by the United States of America or any OECD government whose securities are readily marketable in London, Paris, Frankfurt or New York City, or any agency or instrumentality thereof;

(b)	other readily marketable securities or other easily realisable investments having a rating of at least A from Standard and Poor’s Ratings Group or Moody’s Investors Service, Inc;

(c)	any Eurodollar time deposit, overnight deposit or banker’s acceptance, issued by, or time deposit of a commercial banking institution which has, on a combined basis, capital, surplus and undivided profit of not less than $250,000,000 and has a Moody’s Agent Credit Service rating for short term bank deposits of at least P2;

(d)	repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in paragraph (a) above entered into with any commercial banking institution meeting the qualifications specified in paragraph (c) above;

(e)	short term commercial paper issued by any person, having one of the top two investment ratings from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc;

(f)	investments in money market funds substantially all of whose assets are comprised of securities of the types described in paragraphs (a) to (e) above;

(g)	deposits which are unrestricted as to withdrawal with commercial banking institutions meeting the criteria set forth in paragraph (c) above; and

(h)	undrawn committed credit lines.
1.1.17	“Cash Reserves” means Cash and Cash Equivalents.

1.1.18	“Change of Control” means either
(a)	the Guarantor ceasing to be the direct or indirect legal and beneficial owner of all of the shares in the Borrower; or

(b)	the consummation of any transaction or a series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any person becomes the owner of more than 50% of the then outstanding shares of the Guarantor’s voting stock entitled to vote generally for the election of directors, measured by voting power rather than number of shares.
1.1.19	“CoAs” means each of:-
(a)	the contract of affreightment commencing as of January 1, 2008 made between the Borrower and United States Gypsum Company;

(b)	the contract of affreightment dated 30 October 2007 made between the Borrower and Public Service of New Hampshire Company;

(c)	the contract of affreightment dated 18 April 2008 made between the Borrower and Mt. Tom Generating Co. LLC; and

(d)	any future contracts of affreightment to be entered into by the Borrower in respect of the Vessels
(each a “COA”).

1.1.20	“CoA Rights” means all of the rights of the Borrower under or pursuant to the CoAs.

1.1.21	“Commitment” means, in relation to each Bank, the amount of the Maximum Loan Amount which that Bank agrees to advance to the Borrower as its several liability as indicated against the name of that Bank in Schedule 1 and/or, where the context permits, the amount of the Loan advanced by that Bank and remaining outstanding.

1.1.22	“Commitment Commission” means the commitment commission to be paid by the Borrower to the Agent pursuant to Clause 7.2.

1.1.23	a “Communication” means any notice, approval, demand, request or other communication from one party to this Agreement to any other party to this Agreement.

1.1.24	“Communications Address” means:

Gypsum Transportation Limited c/o Beltship Management Limited USG Corporation 550 West Adams Street Chicago, Illinois 60661 USA Attention: Vice President and Treasurer Fax No.: +1-312-672-5415

1.1.25	“Confidential Information” means information that any Security Party furnishes to the Agent or to any Bank in writing, designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Bank from a source other than the Security Parties.

1.1.26	“Currency of Account” means, in relation to any payment to be made to the Agent or a Bank under or pursuant to any of the Security Documents, the currency in which that payment is required to be made by the terms of the relevant Security Document.

1.1.27	“Debt Service” means the aggregate of principal and interest payments due from the Borrower in the immediately following twelve month period under any Borrowings.

1.1.28	“Default Rate” means the rate of two per centum (2%) per annum above the aggregate of (a) the Margin and (b) the cost to the Banks of obtaining funds in amount similar to the amount of the Indebtedness or any relevant part of the Indebtedness for such periods as the Agent shall determine in its discretion.

1.1.29	“Delivery” means the delivery of Vessel B by the Builder to, and acceptance of Vessel B by, the Borrower pursuant to the Building Contract.

1.1.30	“DOC” means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration pursuant to paragraph 13.2 of the ISM Code.

1.1.31	“Dollars” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

1.1.32	“Drawdown Notice” means a notice complying with Clause 2.3.

1.1.33	“Drawing” means a part of the Loan advanced by the Banks to the Borrower in accordance with Clause 2.2.

1.1.34	“EBITDA” means earnings before interest expenses, taxes, depreciation and amortization of the Borrower for the previous period of twelve months.

1.1.35	“Earnings” means all hires, freights, pool income and other sums payable to or for the account of the Borrower in respect of the Vessels including (without limitation) payments under the CoAs, all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessels.

1.1.36	“Earnings Account” means the bank account in respect of both Vessels to be opened in the name of the Borrower with the Account Holder and designated “GTL Vessels — Earnings Account”.

1.1.37	“Encumbrance” means any mortgage, charge (fixed or floating), pledge, lien, assignment, hypothecation, preferential right, option, title retention or trust arrangement or any other agreement or arrangement which has the effect of creating security or payment priority.

1.1.38	“Event of Default” means any of the events set out in Clause 12.2.

1.1.39	“Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been repaid in full and the Borrower has ceased to be under any further actual or contingent liability to the Banks or to the Agent under or in connection with the Security Documents.

1.1.40	“Fee Letter” means a letter from the Agent to the Borrower setting out certain fees, commissions and other sums payable by the Borrower to the Agent in connection with the Loan.

1.1.41	“Finance Parties” means the Banks and the Agent and “Finance Party” means any of them.

1.1.42	“Group” means the Guarantor and all of its Subsidiaries (direct or indirect).

1.1.43	“Guarantee” means the guarantee and indemnity of the Guarantor referred to in Clause 8.4.

1.1.44	“Guarantor” means USG Corporation of Delaware and/or (where the context permits) any other person or company who shall at any time during the Facility Period give to the Banks or to the Agent on the Banks behalf a guarantee and/or indemnity for the repayment of all or part of the Indebtedness.

1.1.45	“IAPPC” means a valid international air pollution prevention certificate for each Vessel issued under Annex VI.

1.1.46	“Indebtedness” means the Loan; all other sums of any nature (together with all interest on any of those sums) which from time to time may be payable by the Borrower to the Banks or to the Agent pursuant to the Security Documents; any damages payable as a result of any breach by the Borrower of any of the Security Documents; and any damages or other sums payable as a result of any of the obligations of the Borrower under or pursuant to any of the Security Documents being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding.

1.1.47	“Instructing Group” means any one or more Banks whose combined Proportionate Shares exceed fifty per centum (50%), such group of Banks always to include the Agent.

1.1.48	“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessels or their increased value or the Earnings and (where the context permits) all benefits thereof, including all claims of any nature and returns of premium.

1.1.49	“Interest Payment Date” means each date for the payment of interest in accordance with Clause 6.

1.1.50	“Interest Period” means each interest period selected by the Borrower or agreed by the Agent pursuant to Clause 6.

1.1.51	“ISM Code” means the International Management Code for the Safe Management of Ships and for Pollution Prevention, as adopted by the Assembly of the International Maritime Organisation on 4 November 1993 by resolution A.741 (18) and incorporated on 19 May 1994 as chapter IX of the Safety of Life at Sea Convention 1974.

1.1.52	“ISM Company” means, at any given time, the company responsible for the Vessels’ compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

1.1.53	“ISPS Code” means the International Ship and Port Security Code.

1.1.54	“ISPS Company” means at any time, the Company responsible for the Vessels compliance with the ISPS Code.

1.1.55	“ISSC” means a valid international ship security certificate for each of the Vessels issued under the ISPS Code.

1.1.56	“Law” means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency of government (whether or not having the force of law).

1.1.57	“LIBOR” means the rate, rounded to the nearest four decimal places downwards (if the digit displayed in the fifth decimal place is 1,2,3 or 4) or upwards (if the digit displayed in the fifth decimal place is 5,6,7,8 or 9) displayed as the British Bankers’ Association Interest Settlement Rate on any information service selected by the Agent on which that rate is displayed, for deposits in Dollars of amounts equal to the amount of the Loan or any relevant part of the Loan for a period equal in length to the relevant Interest Period, or (if the Agent is for any reason unable to ascertain that rate) the rate (rounded upwards to the nearest whole multiple of one-sixteenth of one per centum) at which deposits in Dollars of amounts comparable to the amount of the Loan (or any relevant part of the Loan) are offered to the Agent in the London Interbank market for a period equal in length to the relevant Interest Period.

If there is a discrepancy between the rate that is displayed on the information service screen selected by the Agent and the “actual” rate at which funds are available to the Agent in the London Interbank Market, then the Agent will (on request) provide evidence of the discrepancy between the Agent’s cost of funds and the screen rate for LIBOR to the Borrower and the actual rate at which funds are available shall be the rate that applies.

1.1.58	“Loan” means the aggregate amount from time to time advanced by the Banks to the Borrower pursuant to Clause 2 or, where the context permits, the amount advanced and for the time being outstanding.

1.1.59	“Loan Administration Form” means a form substantially in the form of Appendix C.

1.1.60	“Managers” means Beltship Management Limited, a company incorporated under the International Business Companies Act of the British Virgin Islands, or such other commercial and/or technical managers of the Vessels nominated by the Borrower as the Agent may in its reasonable discretion approve.

1.1.61	“Managers’ Undertakings” means the undertakings to be given by the Managers in respect of each Vessel referred to in Clause 8.5, to be substantially in the form of Schedule 4.

1.1.62	“Margin” means one point six five per centum (1.65%) per annum.

1.1.63	“Market Adjusted Net Worth” means Value Adjusted Total Assets less Value Adjusted Total Liabilities;

1.1.64	“Market Value” means the valuation of the Vessels from an independent and reputable sale and purchase broker, acceptable to the Agent and the Borrower, such valuation to be made with or without physical inspection (as the Agent may require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller and free of any existing charter or other contract of employment.

1.1.65	“Material Adverse Effect” means a material adverse effect on (a) the business, assets or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of a Security Party to perform its material obligations under the Security Documents to which it is a party or (c) the material rights of or benefits available to the Agent and/or the Banks under the Security Documents.

1.1.66	“Maximum Loan Amount” means the total of (i) the lesser of forty million Dollars ($40,000,000) and fifty per cent of the Market Value of Vessel A (in respect of Tranche A) and (ii) the lesser of fifty million Dollars ($50,000,000) and fifty per cent of the Market Value of Vessel B (in respect of Tranche B).

1.1.67	“Maximum Tranche Amount” means:-
(a)	in relation to Tranche A, the lesser of (i) forty million Dollars ($40,000,000) and (ii) fifty per centum (50%) of the Market Value of Vessel A ; and

(b)	in relation to Tranche B, the lesser of (i) fifty million Dollars ($50,000,000) and (ii) fifty per centum (50%) of the Market Value of Vessel B.
1.1.68	“Mortgagees’ Insurances” means all policies and contracts of mortgagees’ interest insurance, mortgagees’ additional perils (oil pollution) insurance and any other insurance from time to time taken out by the Agent on behalf of the Banks in relation to the Vessels.

1.1.69	“Mortgages” means the first priority mortgages over the Vessels together with collateral deeds of covenants thereto referred to in Clause 8.1 to be in the forms attached as Schedule 2.

1.1.70	“Permitted Encumbrances” means any Encumbrances created pursuant to the Security Documents or reasonably incurred in the ordinary course of business and any Encumbrance which has the prior written approval of the Agent.

1.1.71	“Potential Event of Default” means any event which, with the giving of notice and/or the passage of time and/or the satisfaction of any materiality test, would constitute an Event of Default.

1.1.72	“Proceedings” means any suit, action or proceedings begun by the Agent or any Bank arising out of or in connection with the Security Documents.

1.1.73	“Proportionate Share” means, at any time, the proportion which that Bank’s Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Banks (whether or not advanced).

1.1.74	“Repayment Date” means the date for payment of any Repayment Instalment in accordance with Clause 5.

1.1.75	“Repayment Instalment” means any instalment of the Loan to be repaid by the Borrower pursuant to Clause 5.

1.1.76	“Requisition Compensation” means all compensation or other money which may from time to time be payable to the Borrower as a result of a Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

1.1.77	“Retention Account” means the account to be opened in the name of the Borrower with the Account Holder and designated “GTL — Retention Account”.

1.1.78	“Security Documents” means this Agreement, the Mortgages, the Assignments, the Guarantee, the Account Security Deed, the Managers’ Undertakings or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness.

1.1.79	“Security Parties” means the Borrower, the Guarantor and any other person or company who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

1.1.80	“SMC” means a valid safety management certificate issued for the Vessels by or on behalf of the Administration pursuant to paragraph 13.4 of the ISM Code.

1.1.81	“SMS” means a safety management system for the Vessels developed and implemented in accordance with the ISM Code and including the functional requirements, duties and obligations required by the ISM Code.

1.1.82	“Subsidiary” means a subsidiary undertaking, as defined in Section 736 Companies Act 1985 or any analogous definition under any other relevant system of law.

1.1.83	“Taxes” means all taxes, levies, imposts, duties, charges, fees, deductions and withholdings (including any related interest, fines, surcharges and penalties) imposed by any governmental authority or other taxing authority, other than taxes on the overall net income of the Agent or of a Bank, and “Tax” and “Taxation” shall be interpreted accordingly.

1.1.84	“Total Loss” means, in respect of each Vessel:-
(a)	an actual, constructive, arranged, agreed or compromised total loss of that Vessel; or

(b)	the requisition for title or compulsory acquisition of that Vessel by or on behalf of any government or other authority (other than by way of requisition for hire); or

(c)	the capture, seizure, arrest, detention or confiscation of that Vessel, unless the Vessel is released and returned to the possession of the Borrower within six months after the capture, seizure, arrest, detention or confiscation in question.
1.1.85	“Tranche A” means that part of the Loan relating to Vessel A.

1.1.86	“Tranche B” means that part of the Loan relating to Vessel B.

1.1.87	“Tranches” means Tranche A and Tranche B (each a “Tranche”).

1.1.88	“Transfer Certificate” means a certificate materially in the form of Appendix B.

1.1.89	“Transfer Date”, in relation to a transfer of any of a Bank’s rights and/or obligations under or pursuant to this Agreement, means the fifth Business Day after the date of delivery of the relevant Transfer Certificate to the Agent, or such later Business Day as may be specified in the relevant Transfer Certificate.

1.1.90	“Transferee” means a first class international bank or financial institution to which a Bank transfers any of its rights and/or obligations under or pursuant to this Agreement.

1.1.91	“Trust Property” means:-
(a)	the benefit of the covenant contained in Clause 8; and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents (other than this Agreement), with the exception of any benefits arising solely for the benefit of the Agent.
1.1.92	“Valuations” means the valuation from an independent and reputable sale and purchase broker, selected by the Agent and the Borrower, certifying the Market Value of the Vessels such valuations to be made semi-annually, at the Borrower’s expense, and with or without physical inspection (as the Agent may require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and willing seller and free of any existing charter or other contract of employment.

1.1.93	“Value Adjusted Equity” means the amount which is equal to the Value Adjusted Total Assets of the Borrower less the total liabilities of the Borrower as shown in the Borrower’s latest balance sheet delivered pursuant to Clause 10.2.3 of this Agreement.

1.1.94	“Value Adjusted Total Assets” means the amount which is equal to the total assets of the Borrower as shown in the Borrower’s latest balance sheet delivered pursuant to Clause 10.2.3 of this Agreement less the goodwill (if any) of the Borrower as shown in such balance sheet, with the value of the Vessels adjusted to reflect their most recent Valuations.

1.1.95	“Value Adjusted Total Liabilities” means the amount which is equal to the total liabilities of the Borrower as shown in the Borrower’s latest balance sheet delivered pursuant to Section 10.2.3 of this Agreement as adjusted to reflect any contingent liabilities of the Borrower which the Agent reasonably considers should be taken into account.

	1.1.96	“Vessel A” means the 47,761 dwt bulk carrier named “GYPSUM CENTENNIAL” registered in the name of the Borrower and having IMO Number 9228734.

	1.1.97	“Vessel A Security Documents” means the Mortgage and Assignment relating to Vessel A.

	1.1.98	“Vessel B” means approximately 48,000 dwt bulk carrier built by the Builder pursuant to the Building Contract having Hull No. E1-492 at the Builder’s yard and to be named “GYPSUM INTEGRITY”.

	1.1.99	“Vessel B Security Documents” means the Mortgage and Assignment relating to Vessel B.

	1.1.100	“Vessels” means Vessel A and Vessel B and everything now or in the future belonging to them on board and ashore (each a “Vessel”).

1.2	Interpretation

In this Agreement:-

	1.2.1	words denoting the plural number include the singular and vice versa;

	1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

	1.2.3	references to Recitals, Clauses and Appendices are references to recitals and clauses of, and appendices to, this Agreement;

	1.2.4	references to this Agreement include the Recitals and the Appendices;

	1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

	1.2.6	references to any document (including, without limitation, to all or any of the Security Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to the Agent or to a Bank include its successors, transferees and assignees;

1.2.9	references to times of day are to London time.
1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Agent or any Bank and the Borrower or their representatives prior to the date of this Agreement.
2	The Loan and its Purpose
2.1	Agreement to lend Subject to the terms and conditions of this Agreement, and in reliance on each of the representations and warranties made or to be made in or in accordance with each of the Security Documents, each of the Banks agrees to advance to the Borrower, to provide post-delivery financing on the Vessels.

2.2	Drawings Subject to satisfaction by the Borrowers of the conditions precedent set out in Clause 3.1 and 3.2, and subject to Clause 2.3, the Loan shall be advanced to the Borrower in no more than two (2) Drawings, one per Tranche, in each case by the Agent transferring the Tranches to the Borrower by such method of funds transfer as the Agent and the Borrower shall agree.

2.3	Advance of Drawings Each Drawing shall be advanced in Dollars on a Business Day, provided that the Borrower shall have given to the Agent not more than ten and not fewer than three Business Days’ notice in writing materially in the form set out in Appendix A (such notice a “Drawdown Notice”) of the required Advance Date of the Drawing in question. Each Drawdown Notice once given shall be irrevocable and shall constitute a warranty by the Borrower that:-
2.3.1	all conditions precedent to the advance of the Drawing requested in that Drawdown Notice will have been satisfied on or before the Advance Date requested;

2.3.2	no Event of Default or Potential Event of Default will then have occurred and be continuing;

2.3.3	no Event of Default or Potential Event of Default will result from the advance of the Drawing in question; and

2.3.4	there has been no material adverse change in the business, affairs or financial condition of the Borrower or the Guarantor from that pertaining at the date of this Agreement.
The Agent shall promptly notify each Bank of the receipt of each Drawdown Notice, following which each Bank will make its Proportionate Share of the amount of the requested Drawing available to the Borrower through the Agent on the Advance Date requested.

2.4	Restrictions on Drawings The Borrower shall not be entitled to make more than one Drawing on any Business Day and each Drawing shall be of an amount of not less than one million Dollars ($1,000,000).

2.5	Availability Termination Date No Bank shall be under any obligation to advance all or any part of its Commitment after the relevant Availability Termination Date.

2.6	Several obligations The obligations of the Banks under this Agreement are several. The failure of a Bank to perform its obligations under this Agreement shall not affect the obligations of the Borrower to the Agent or to the other Banks, nor shall the Agent or any other Bank be liable for the failure of a Bank to perform any of its obligations under or in connection with this Agreement.

2.7	Application of Loan Without prejudice to the obligations of the Borrower under this Agreement, neither the Banks nor the Agent shall be obliged to concern themselves with the application of the Loan by the Borrower.

2.8	Secured UK Tax Lease The Banks confirm that subject to compliance with the following terms and conditions the Borrower shall have the option, at its sole discretion, but shall have no obligation to utilise all or part of the Loan in connection with a secured UK lease structure (the “Tax Lease Transfer”):-
2.8.1	there being no Event of Default or Potential Event of Default existing at the date of the Tax Lease Transfer or resulting from the Tax Lease Transfer;

2.8.2	following the Tax Lease Transfer, the Banks being in a position substantially equivalent to their intended position under the Security Documents prior to the Tax Lease Transfer;

2.8.3	the Tax Lease Transfer being acceptable to and approved by all of the Banks in all respects in their absolute discretion; and

2.8.4	the satisfaction of all conditions precedent required by the Banks in connection with the Tax Lease Transfer (including but not limited to certified copies of all relevant lease documentation, acceptable intercreditor arrangements with the lessor and acceptable legal opinions)
provided that the Banks agree to consider all the issues arising out of a proposed Tax Lease Transfer in good faith and with a view to finding solutions acceptable to all parties. It is also agreed that the Agent has the right of first refusal to arrange any Tax Lease Transfer.
3	Conditions Precedent and Subsequent
3.1	Conditions precedent Drawing of Tranche A Before any Bank shall have any obligation to advance any part of Tranche A, the Borrower shall deliver or cause to be delivered to or to the order of the Agent the following documents and evidence:-
3.1.1	Evidence of incorporation Such evidence as the Agent may reasonably require that each Security Party was duly incorporated in its country of incorporation and remains in existence and, where appropriate, in good standing, with power to enter into, and perform its obligations under, those of the Security Documents to which it is, or is intended to be, a party, including (without limitation) a copy, certified by a director or the secretary of the Security Party in question as true, complete, accurate and unamended, of all documents establishing or limiting the constitution of each Security Party.

3.1.2	Corporate authorities A copy, certified by a director or the secretary of the Security Party in question as true, complete, accurate and neither amended nor revoked, of a resolution of the directors (together, where appropriate, with signed waivers of notice of any directors’ meeting) approving, and authorising or ratifying the execution of, those of the Security Documents to which that Security Party is or is intended to be a party and all matters incidental thereto.

3.1.3	Officer’s certificate A certificate signed by a duly authorised officer of each of the Security Parties setting out the names of the directors, officers and (in respect of the Borrower only) shareholders of that Security Party.

3.1.4	Security Documents This Agreement, the Vessel A Security Documents, the Account Security Deed and the Guarantee together with all notices and other documents required by any of them, duly executed.

3.1.5	Notices of assignment The notices of assignment required by the Assignment for Vessel A duly executed by the Borrower and the required form of acknowledgements approved by the relative recipients.

3.1.6	Drawdown Notice A Drawdown Notice.

3.1.7	Process agent A letter from USG (U.K.) Ltd. accepting their appointment by each of the Security Parties as agent for service of Proceedings pursuant to the Security Documents.

3.1.8	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Accounts, as the Account Bank may require.

3.1.9	The Fee Letter The Fee Letter countersigned on behalf of the Borrower by way of acceptance of its terms.

3.1.10	Legal opinions Confirmation satisfactory to the Agent that legal opinions on the laws of England and Wales, the State of Delaware and Bermuda will be given substantially in the form required by the Agent.

3.1.11	Market Value A Valuation of Vessel A addressed to the Agent and dated no more than one month prior to the Tranche A Advance Date, from brokers acceptable to the Agent.

3.1.12	Miscellaneous Such further documents and evidence as the Agent shall reasonably require in order that each Bank can be satisfied with the results of all necessary “Know your Client” or other checks it is required to carry out or comply with in relation to the transactions contemplated by the

Security Documents and to the identity of any parties to the Security Documents (other than the Banks and the Agent) and their directors and officers.

3.1.13	Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary of the Borrower, of (in respect of Vessel A):-
(a)	each of the CoAs and any other charterparty or contract of employment of Vessel A which will be in force on the Advance Date;

(b)	Vessel A’s current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;

(c)	Vessel A’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(d)	Vessel A’s current SMC;

(e)	the ISM Company’s current DOC; and

(f)	Vessel A’s current ISSC
in each case together with all addenda, amendments or supplements.
3.1.14	Evidence of ownership Evidence that on the Advance Date (i) Vessel A is registered under the Bermuda flag in the ownership of the Borrower and (ii) the Mortgage will be capable of being registered against Vessel A with first priority.

3.1.15	Evidence of insurance Evidence that Vessel A is or will from the Advance Date be insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with the written approval of the Insurances of the Agent’s insurance adviser, which approval shall not be unreasonably withheld or delayed.

3.1.16	Confirmation of class A Certificate of Confirmation of Class for hull and machinery confirming that Vessel A is classed with the highest class applicable to vessels of her type with a classification society as may be acceptable to the Agent.

3.1.17	Survey reports Reports by surveyors instructed by the Agent to inspect Vessel A as to the condition of Vessel A, which shall be in all material respects acceptable to the Agent (acting reasonably).

3.1.18	Managers’ confirmation The written confirmation of the Managers that, throughout the Facility Period unless otherwise agreed by the Agent, they will remain the commercial and technical managers of Vessel A and that they will not, without the prior written consent of the Agent, sub-contract or delegate the commercial or technical management of Vessel A to any third party.

3.1.19	Fees The Borrower shall have paid all fees due hereunder or under the Fee Letter.

3.1.20	Loan Administration Form A duly completed Loan Administration Form.
3.2	Conditions precedent to Drawing of Tranche B Before any Bank shall have an obligation to advance any part of Tranche B, the Borrower shall deliver or cause to be delivered to the Agent the following documents and evidence:-
3.2.1	Bringdown Certificate A certificate dated no more than five Business Days prior to the Advance Date in question, signed by a director or duly authorised officer of each of the Security Parties confirming that none of the documents and evidence delivered to or to the order of the Agent pursuant to Clauses 3.1.1 to 3.1.3 have been modified, amended or revoked since their delivery to or to the order of the Agent except as set forth in such certificate.

3.2.2	Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary of the Borrower, of (in respect of Vessel B):-
(a)	any charterparty or other contract of employment (other than the CoAs) of Vessel B which will be in force on the Tranche B Advance Date;

(b)	Vessel B’s current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;

(c)	Vessel B’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(d)	Vessel B’s current SMC;

(e)	the ISM Company’s current DOC; and

(f)	Vessel B’s current ISSC
in each case together with all addenda, amendments or supplements.
3.2.3	Evidence of ownership Evidence that on the Advance Date (i) Vessel B is registered under the Bermuda flag in the ownership of the Borrower and (ii) the Mortgage will be capable of being registered against Vessel B with first priority.

3.2.4	Evidence of insurance Evidence that Vessel B is or will from the Tranche B Advance Date be insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Agent.

3.2.5	Confirmation of class An interim Certificate of Confirmation of Class for hull and machinery confirming that Vessel B is classed with the highest class applicable to vessels of her type with a classification society as may be acceptable to the Agent.

3.2.6	Survey reports Reports by surveyors instructed by the Agent to inspect Vessel B as to the condition of Vessel B which shall be in all material respects acceptable to the Agent (acting reasonably).

3.2.7	Market Value A Valuation of Vessel B addressed to the Agent and dated no more than one month prior to the Tranche B Advance Date.

3.2.8	The Security Documents The Vessel B Security Documents, together with all notices and other documents required by any of them, duly executed and,

in the case of the Mortgage, registered with first priority through the Registrar of Ships (or equivalent official) at the port of registry of Vessel B.

3.2.9	A Drawdown Notice A Drawdown Notice.

3.2.10	Managers’ confirmation The written confirmation of the Managers that, throughout the Facility Period unless otherwise agreed by the Agent, they will remain the commercial and technical managers of Vessel B and that they will not, without the prior written consent of the Agent, sub-contract or delegate the commercial or technical management of Vessel B to any third party.

3.2.11	Legal opinions Confirmation satisfactory to the Agent that legal opinions on the laws of England and Wales and Bermuda will be given substantially in the form required by the Agent.

3.2.12	Fees The Borrower shall have paid all fees due hereunder or under the Fee Letter.
3.3	Conditions Subsequent The Borrower undertakes to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, each Advance Date, the following additional documents and evidence:-
3.3.1	Evidence of registration Evidence of registration of the relevant Mortgage, (with first priority), with the Registrar of Ships (or equivalent official) at the Vessel’s port of registry.

3.3.2	Letters of undertaking Letters of undertaking as required by the relevant Security Documents in form and substance acceptable to the Agent.

3.3.3	Legal opinions The original legal opinions specified in this Clause 3.
3.4	No waiver If the Banks in their sole discretion agree to advance any part of the Loan to the Borrower before all of the documents and evidence required by Clauses 3.1 or 3.2 have been delivered to or to the order of the Agent, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Agent no later than the date specified by the Agent, and the advance of any part of the Loan shall not be taken as a waiver of the Agent’s right to require production of all the documents and evidence required by Clauses 3.1 and 3.2.

3.5	Form and content All documents and evidence delivered to the Agent pursuant to this Clause shall:-
3.5.1	be in form and substance reasonably acceptable to the Agent;

3.5.2	be accompanied, if required by the Agent, by translations into the English language, certified in a manner reasonably acceptable to the Agent;

3.5.3	if reasonably required by the Agent, be certified, notarised, apostilled or attested in a manner reasonably acceptable to the Agent.
3.6	Event of Default No Bank shall be under any obligation to advance any part of its Commitment nor to act on any Drawdown Notice if, at the date of the Drawdown Notice or at the date on which a Drawing is requested in the Drawdown Notice, an Event of Default or Potential Event of Default shall have occurred, or if an Event of Default or Potential Event of Default would result from the advance of the Drawing in question.
4	Representations and Warranties
4.1	The Borrower represents and warrants to the Agent and each Bank at the date of this Agreement and (by reference to the facts and circumstances then pertaining) at the date of each Drawdown Notice, at each Advance Date and, except for Clauses 4.1.2, 4.1.6 and 4.1.9, at each Interest Payment Date as follows:-
4.1.1	Incorporation and capacity Each of the Security Parties is a body corporate duly constituted and existing and (where applicable) in good standing under the law of its country of incorporation, in each case with perpetual corporate existence and the power to sue and be sued, to own its assets and to carry on its business except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

4.1.2	Solvency The Borrower is not insolvent or in liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of the Borrower or all or any part of its assets.

4.1.3	Binding obligations The Security Documents when duly executed and delivered will constitute the legal, valid and binding obligations of the Security Parties enforceable against the Security Parties in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity.

4.1.4	Satisfaction of conditions All acts, conditions and things required to be done and satisfied by the Security Parties prior to the execution and delivery of the Security Documents in order to constitute the Security Documents the legal, valid and binding obligations of the Security Parties in accordance with their respective terms have been done and satisfied in compliance with all applicable laws.

4.1.5	Registrations and consents With the exception only of the registrations referred to in Clause 3.3, all (if any) consents, licences, approvals and authorisations of, or registrations with or declarations to, any governmental authority, bureau or agency which may be required by the Borrower in connection with the execution, delivery, performance, validity or enforceability of the Security Documents have been obtained or made and remain in full force and effect and the Borrower is not aware of any event or circumstance which could reasonably be expected adversely to affect the right of any of the Security Parties to hold and/or obtain renewal of any such consents, licences, approvals or authorisations.

4.1.6	Disclosure of material facts The Borrower, subject to not being in contravention of U.S. laws and excluding general market conditions, is not aware of any material facts or circumstances which have not been disclosed to the Agent and which the Borrower reasonably believes might, if disclosed as at the date hereof, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

4.1.7	No material litigation There is no action, suit, arbitration or administrative proceeding pending or to its knowledge about to be pursued before any court, tribunal or governmental or other authority which would, or would be likely to, have a Material Adverse Effect.

4.1.8	No breach of law or contract The execution, delivery and performance of the Security Documents will not contravene any material contractual restriction or any material law binding on any of the Security Parties or on any shareholder (whether legal or beneficial) of any of the Security Parties, or the constitutional documents of any of the Security Parties, nor result in the creation of, nor oblige any of the Security Parties to create, any Encumbrance over all or any of its assets, with the exception of the Encumbrances created by or pursuant to the Security Documents and, in entering into those of the Security Documents to which it is, or is to be, a party, and in borrowing the Loan, the Borrower is acting for its own account and none of the foregoing activities will involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in each of Article 1 of Directive 91/308/EEC issued by the Council of the European Community and the USA Patriot Act 2001, Publ. L. No. 107-56).

4.1.9	No deductions The Borrower is not required to make any deduction or withholding from any payment which it may be obliged to make to the Agent or any Bank under or pursuant to the Security Documents.

4.1.10	No established place of business in the United Kingdom or United States The Borrower does not have, nor will it have during the Facility Period, an established place of business in the United Kingdom or the United States of America.

4.1.11	Use of Loan The Loan will be used for the purpose specified in Clause 2.1.

4.1.12	No material adverse change As of the date of this Agreement, no event, change or condition has occurred since 30 June 2008 that has had, or would reasonably be expected to have, a Material Adverse Effect.

4.1.13	No Event of Default No Event of Default exists and is continuing.
4.2	Each Bank severally represents and warrants to the Borrower that no part of the bonds to be used by it to make any advance hereunder shall constitute assets of an employee pension plan.

5	Repayment and Prepayment
5.1	Repayment Subject to Clause 5.2, the Borrower agrees to repay each Tranche to the Agent as agent for the Banks as follows:-
5.1.1	Tranche A Repayment

By sixteen (16) consecutive quarterly Repayment Instalments each in the sum of one million Dollars ($1,000,000) followed by sixteen (16) consecutive Repayment Instalments each in the sum of five hundred thousand Dollars ($500,000).

5.1.2	Tranche B Repayment

By sixteen (16) consecutive quarterly Repayment Instalments each in the sum of one million three hundred thousand Dollars ($1,300,000) followed by sixteen (16) consecutive quarterly Repayment Instalments each in the sum of eight hundred and twenty five thousand Dollars ($825,000).
The first Repayment Date for each Tranche shall be the date which is three calendar months after the Advance Date for that Tranche and subsequent Repayment Dates shall be at consecutive intervals of three calendar months thereafter. A balloon payment of the lesser of sixteen million Dollars ($16,000,000) and the unpaid principal amount of each Tranche (“the Balloon”) shall be payable together with the thirty second and final Repayment Instalment of each Tranche. In any event each Tranche shall be repaid in full on or before the date falling eight (8) years after the Advance Date for that Tranche.

5.2	Reduction of Repayment Instalments If the aggregate amount advanced to the Borrower for a Tranche is less than the relevant Maximum Tranche Amount, then the amount of the Repayment Instalments relating to that Tranche shall be reduced pro rata to the amount actually advanced.

5.3	Prepayment The Borrower may voluntarily prepay either Tranche in whole or in part in an amount equal to one hundred thousand Dollars ($100,000) or an integral multiple of that amount (or as allowed pursuant to Clause 5.6 and Clause 10.2.2 or as otherwise may be agreed by the Agent) provided that it has first given to the Agent not fewer than five Business Days’ prior written notice expiring on a

Business Day (being the last day of an Interest Period) of its intention to do so, and provided that it pays to the Agent on behalf of the Banks, in addition to the amount voluntarily prepaid, a prepayment fee of an amount equal to zero point two five per centum (0.25%) of the amount prepaid (which is a genuine pre-estimate of loss and not a penalty) (it being understood that such prepayment fee is not applicable to prepayments made pursuant to Clause 10.2.2). Any notice pursuant to this Clause once given shall be irrevocable and shall oblige the Borrower to make the prepayment referred to in the notice on the Business Day specified in the notice, together with all interest accrued on the amount prepaid up to and including that Business Day.

5.4	Prepayment indemnity If the Borrower shall, subject always to Clause 5.3, make a voluntary prepayment on a Business Day other than the last day of an Interest Period in respect of the whole of the Loan, it shall, in addition to the amount prepaid, the fee payable pursuant to Clause 5.3 and accrued interest, pay to the Agent on behalf of the Banks any amount which the Agent may certify is necessary to compensate the Banks for any Break Costs incurred by the Agent or any of the Banks as a result of the making of the prepayment in question. The Agent will give a non-binding estimate of Break Costs within three days of receipt of any request from the Borrower for such an estimate but the Break Costs payable will be those actually incurred on the date of prepayment.

5.5	Application of prepayments Any prepayment, other than pursuant to Clause 5.6, in an amount less than the Indebtedness shall be applied in satisfaction or reduction first of any costs and other amounts outstanding; secondly of all interest outstanding; thirdly of the Balloon of the relevant Tranche; and fourthly of the Repayment Instalments of the relevant Tranche in inverse order of maturity.

5.6	Application of prepayment on sale On any prepayment resulting from the sale or Total Loss of a Vessel prior to the occurrence of an Event of Default, the net sale proceeds or net Total Loss moneys (as the case may be) shall be applied in repayment of the relevant Tranche (firstly against the relevant Balloon and secondly against all other amounts outstanding in respect of the relevant Tranche) at the date of such sale or within one (1) Business Day of receipt of the net Total Loss moneys together with such additional amount (if any) as may be required to ensure that, immediately following the prepayment, the Borrower complies with Clause 10.2.2.

5.7	No reborrowing No amount repaid or prepaid pursuant to this Agreement may in any circumstances be reborrowed.
6	Interest
6.1	Interest Periods The period during which the Loan shall be outstanding pursuant to this Agreement shall (subject to clauses 6.2 and 6.9) be divided into consecutive Interest Periods of three months’ duration or such other duration as the Borrower may request which may be agreed by the Banks in their discretion.

6.2	Beginning and end of Interest Periods For each of Tranche A and Tranche B, the first Interest Period for each Tranche shall begin on the first Advance Date for that Tranche and the final Interest Period for each Tranche shall end on the Repayment Date applicable to the final Repayment Instalment for such Tranche.

6.3	Interest Periods to meet Repayment Dates If the Borrower and the Banks shall agree an Interest Period which does not expire on the next Repayment Date, there shall, in respect of each part of the Loan equal to a Repayment Instalment falling due for payment before the expiry of that Interest Period, be a separate Interest Period which shall expire on the relevant Repayment Date, and the Interest Period selected or agreed shall apply to the balance of the Loan only.

6.4	Interest rate During each Interest Period interest shall accrue on the Loan at the rate determined by the Agent to be the aggregate of (a) the Margin and (b) LIBOR determined at or about 11.00 a.m. on the second Business Day prior to the beginning of that Interest Period.

6.5	Accrual and payment of interest Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be paid by the Borrower to the Agent on behalf of the Banks on the last day of each Interest Period and additionally, during any Interest Period exceeding six months, on the last day of each successive six month period after the beginning of that Interest Period.

6.6	Ending of Interest Periods Each Interest Period shall, subject to Clauses 6.2 and 6.3, end on the date which numerically corresponds to the date on which the immediately preceding Interest Period ended (or, in the case of the first Interest Period, to the first Advance Date) in the calendar month which is the number of months selected or agreed after the calendar month in which the immediately preceding Interest Period ended (or, in the case of the first Interest Period, in which the first Advance Date occurred), except that:-
6.6.1	if there is no numerically corresponding date in the calendar month in which the Interest Period ends, the Interest Period shall end on the last Business Day in that calendar month; and

6.6.2	if any Interest Period would end on a day which is not a Business Day, that Interest Period shall end on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month, in which event the Interest Period in question shall end on the next preceding Business Day).
Any adjustment made pursuant to Clause 6.6.1 or 6.6.2 shall be ignored for the purpose of determining the date on which any subsequent Interest Period shall end.

6.7	Default Rate If an Event of Default shall occur, the whole of the Indebtedness shall, during the continuance of the Event of Default, bear interest up to the date of actual payment (both before and after judgment) at the Default Rate, which interest shall be payable from time to time by the Borrower to the Agent on behalf of the Banks on demand.

6.8	Changes in market circumstances If at any time the Agent determines (which determination shall be final and conclusive and binding on the Borrower) that in the London interbank market either adequate and fair means do not exist for determining the rate of interest on the Loan for any Interest Period or the cost to a Bank or Banks of obtaining matching deposits for any Interest Period would be in excess of LIBOR:
6.8.1	the Agent shall give notice to the Banks and the Borrower of the occurrence of such event; and

6.8.2	the rate of interest on each Bank’s Commitment for that Interest Period shall be the rate per annum which is the sum of:
(a)	the Margin; and

(b)	the rate notified to the Agent by that Bank as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Bank of funding its Commitment from whatever source it may reasonably select,
PROVIDED THAT if the resulting rate of interest on any Commitment is not acceptable to the Borrower:
6.8.3	the Agent on behalf of the Banks will negotiate with the Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest which is financially a substantial equivalent to the basis provided for in this Agreement;

6.8.4	any substitute basis agreed pursuant to Clause 6.8.3 shall be binding on all the parties to this Agreement and shall apply to all Commitments; and

6.8.5	if, within thirty (30) days of the giving of the notice referred to in Clause 6.8.1, the Borrower and the Agent fail to agree in writing on a substitute basis for determining the rate of interest, the Borrower will immediately prepay the relevant Commitment, together with any Break Costs, and the remaining Repayment Instalments shall be reduced pro rata.
6.9	Long Interest Periods The Borrower may request the Agent to arrange long Interest Periods (for all or a substantial part of the Loan) of greater than twelve (12) months’ duration. Any such request must be given at least (5) Business Days prior to commencement of the Interest Period in question. The Banks shall not be obliged to grant such long Interest Periods, but if they elect to do so then the Interest Rate for such period shall be calculated as the aggregate of (a) the Banks’ cost of funds for obtaining the relevant amount for the relevant period and (b) the Margin.

6.10	Determinations conclusive Each determination of an interest rate made by the Agent in accordance with Clause 6 shall (save in the case of manifest error or on any question of law) be final and conclusive.
7	Fees
7.1	Fee Letter The Borrower shall pay to the Agent the fees, commissions and other sums as set out in the Fee Letter.

7.2	Commitment commission The Borrower shall pay to the Agent for distribution to the Banks a commitment commission calculated at the rate of zero point three per centum (0.3%) per annum on the undrawn amount of the Commitment from time to time from the date of this Agreement to the earlier to occur of the final Advance Date and the final Availability Termination Date, both dates inclusive. The Commitment Commission will accrue from day to day on the basis of a 360 day year and the actual number of days elapsed, and shall be paid quarterly (at the same time as payment of interest pursuant to Clause 6.5) in arrears with a final pro rata payment on the earlier to occur of the final Advance Date and the final Availability Termination Date.
8	Security Documents

As security for the repayment of the Indebtedness, the Borrower shall execute and deliver to the Agent or cause to be executed and delivered to the Agent, on or before the first Advance Date (or, in respect of the documents listed at 8.1, 8.2 and 8.5, the relevant Advance Date), the following Security Documents:-

8.1	the Mortgages a first priority mortgage together with collateral deed of covenants thereto over each Vessel;

8.2	the Assignments a deed of assignment of the Insurances, Earnings, Requisition Compensation and CoA Rights in respect of each Vessel;

8.3	the Accounts Security Deed an account security deed in respect of all amounts from time to time standing to the credit of each Account;

8.4	the Guarantee the guarantee and indemnity of the Guarantor; and

8.5	the Managers’ Undertakings an undertaking from the Managers relating to each Vessel.
9	Agency and Trust
9.1	Appointment Each of the Banks appoints the Agent its agent for the purpose of administering the Loan and the Security Documents.

9.2	Authority Each of the Banks irrevocably authorises the Agent (subject to Clauses 9.4 and 9.19):-
9.2.1	to execute the Security Documents (other than this Agreement) on its behalf;

9.2.2	to collect, receive, release or pay any money on its behalf;

9.2.3	acting on the instructions from time to time of an Instructing Group to give or withhold any waivers, consents or approvals under or pursuant to any of the Security Documents;

9.2.4	acting on the instructions from time to time of the Instructing Group to exercise, or refrain from exercising, any discretions under or pursuant to any of the Security Documents; and

9.2.5	to enforce the Security Documents on its behalf.
The Agent shall have no duties or responsibilities as agent or as security trustee other than those expressly conferred on it by the Security Documents and shall not be obliged to act on any instructions from the Banks or an Instructing Group if to do so would, in the opinion of the Agent, be contrary to any provision of the Security Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

9.3	Trust The Agent agrees and declares, and each of the Banks acknowledges, that, subject to the terms and conditions of this Clause, the Agent holds the Trust Property on trust for the Banks, in accordance with their respective Proportionate Shares absolutely. Each of the Banks agrees that the obligations, rights and benefits vested in the Agent in its capacity as security trustee shall be performed and exercised in accordance with this Clause. The Agent in its capacity as security trustee shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as agent for the Banks, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:-
9.3.1	the Agent (and any attorney, agent or delegate of the Agent) may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents unless such liabilities, costs, fees, damages, charges, changes, losses and expenses arise from the Agent’s wilful misconduct or gross negligence; and

9.3.2	the Banks acknowledge that the Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

9.3.3	the Agent and the Banks agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of eighty years from the date of this Agreement.
9.4	Limitations on authority Except with the prior written consent of each of the Banks, the Agent shall not be entitled to :-
9.4.1	release or vary any security given for the Borrower’s obligations under this Agreement; nor

9.4.2	waive the payment of any sum of money payable by any of the Security Parties under the Security Documents; nor

9.4.3	change the meaning of the expressions “Instructing Group” or “Margin”; nor

9.4.4	exercise, or refrain from exercising, any discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Banks; nor

9.4.5	extend the due date for the payment of any sum of money payable by any of the Security Parties under the Security Documents; nor

9.4.6	take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Bank under any of the Security Documents; nor

9.4.7	agree to change the currency in which any sum is payable under the Security Documents (other than in accordance with the terms of the Security Documents); nor

9.4.8	agree to amend this Clause 9.4.
9.5	Liability Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Banks for anything done or omitted to be done by the Agent under or in connection with the Security Documents unless as a result of the Agent’s wilful misconduct or gross negligence.

9.6	Acknowledgement Each of the Banks acknowledges that:-
9.6.1	it has not relied on any representation made by the Agent or any of the Agent’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any of the Security Documents;

9.6.2	it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

9.6.3	it has made its own appraisal of the creditworthiness of the Security Parties;

9.6.4	the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any of the Security Parties unless that information is received by the Agent pursuant to the express terms of the Security Documents.
Each of the Banks agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause.
9.7	Limitations on responsibility The Agent shall have no responsibility to any of the Security Parties or to the Banks on account of:-
9.7.1	the failure of a Bank or of any of the Security Parties to perform any of their respective obligations under the Security Documents;

9.7.2	the financial condition of any of the Security Parties;

9.7.3	the completeness or accuracy of any statements, representations or warranties made in or pursuant to any of the Security Documents, or in or pursuant to any document delivered pursuant to or in connection with any of the Security Documents;

9.7.4	the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any of the Security Documents or of any document executed or delivered pursuant to or in connection with any of the Security Documents.
9.8	The Agent’s rights The Agent may:-
9.8.1	assume that all representations or warranties made or deemed repeated by any of the Security Parties in or pursuant to any of the Security Documents are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary; and

9.8.2	assume that no Event of Default or Potential Event of Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary; and

9.8.3	rely on any document or Communication reasonably believed by it to be genuine; and

9.8.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it; and

9.8.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any of the Security Parties on a certificate signed by or on behalf of that Security Party; and

9.8.6	refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Banks (or, where applicable, by an Instructing Group) and unless and until the Agent has received from the Banks any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

9.8.7	request a Bank to transfer its rights and/or obligations under or pursuant to this Agreement to another bank or financial institution if at any time during the Facility Period there is a conflict between the Agent and that Bank.
9.9	The Agent’s duties The Agent shall:-
9.9.1	if requested in writing to do so by a Bank, make enquiry and advise the Banks as to the performance or observance of any of the provisions of the Security Documents by any of the Security Parties or as to the existence of an Event of Default;

9.9.2	inform the Banks promptly of any Event of Default of which the Agent has actual knowledge; and

9.9.3	promptly forward to the Bank concerned the original or copy of any document which is delivered to the Agent for that Bank.
9.10	No deemed knowledge The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any of the Security Parties or actual knowledge of the occurrence of any Event of Default or Potential Event of Default unless a Bank or any of the Security Parties shall have given written notice thereof to the Agent in its capacity as the Agent. Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

9.11	Other business The Agent may, without any liability to account to the Banks, generally engage in any kind of banking or trust business with any of the Security Parties or any of their respective subsidiaries or associated companies or with a Bank as if it were not the Agent.

9.12	Indemnity The Banks shall, promptly on the Agent’s request, reimburse the Agent in their respective Proportionate Shares, for, and keep the Agent fully indemnified in respect of:-
9.12.1	all amounts payable by the Borrower to the Agent pursuant to Clause 17 to the extent that those amounts are not paid by the Borrower;

9.12.2	all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Security Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any of the Security Documents; or in connection with any action taken or omitted by the Agent under or pursuant to any of the Security Documents, unless in any case those liabilities, damages, costs or claims arise solely from the Agent’s wilful misconduct or gross negligence.
9.13	Employment of agents In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Security Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Security Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

9.14	Distribution of payments The Agent shall pay promptly to the order of each of the Banks that Bank’s Proportionate Share of every sum of money received by the Agent pursuant to the Security Documents or the Mortgagees’ Insurances (with the exception of any amounts payable pursuant to Clause 7 and/or the Fee Letter and any amounts which, by the terms of the Security Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of one or more Banks alone) and until so paid such amount shall be held by the Agent on trust absolutely for that Bank.

9.15	Reimbursement The Agent shall have no liability to pay any sum to a Bank until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Bank on account of any amount prospectively due to that Bank pursuant to Clause 9.14 before it has itself received payment of that amount, and the Agent does not in fact receive payment within five Business Days after the date on which that payment was required to be made by the terms of the Security Documents or the Mortgagees’ Insurances, each Bank receiving any such payment will, on demand by the Agent, refund to the Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent for any amount which the Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Security Documents or the Mortgagees’ Insurances and ending on the date on which the Agent receives reimbursement.

9.16	Redistribution of payments Unless otherwise agreed between the Banks and the Agent, if at any time a Bank receives or recovers by way of set-off, the exercise of any lien or otherwise (other than from any assignee or transferee of or sub-participant in that Bank’s Commitment), an amount greater than that Bank’s Proportionate Share of any sum due from any of the Security Parties under the Security Documents (the amount of the excess being referred to in this Clause as the “Excess Amount”) then:-
9.16.1	that Bank shall promptly notify the Agent (which shall promptly notify each other Bank);

9.16.2	that Bank shall pay to the Agent an amount equal to the Excess Amount within ten days of its receipt or recovery of the Excess Amount; and

9.16.3	the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum owed to the Banks as aforesaid and shall account to the Banks in respect of the Excess Amount in accordance with the provisions of this Clause.
However, if a Bank has commenced any Proceedings to recover sums owing to it under the Security Documents and, as a result of, or in connection with, those Proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Bank which had been notified of the Proceedings and had the legal right to, but did not, join those Proceedings or commence and diligently prosecute separate Proceedings to enforce its rights in the same or another court.

9.17	Rescission of Excess Amount If all or any part of any Excess Amount is rescinded or must otherwise be restored to any of the Security Parties or to any other third party, the Banks which have received any part of that Excess Amount by way of distribution from the Agent pursuant to this Clause shall repay to the Agent for the account of the Bank which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Banks share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Bank receiving or recovering the Excess Amount to the person to whom that Bank is liable to make payment in respect of such amount, and Clause 9.16.3 shall apply only to the retained amount.

9.18	Proceedings Each of the Banks and the Agent shall notify one another of the proposed commencement of any Proceedings under any of the Security Documents prior to their commencement.

9.19	Instructions Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Banks or of an Instructing Group, each of the Banks shall provide the Agent with instructions within two calendar weeks of the Agent’s request (which request may be made orally or in writing). If a Bank does not provide the Agent with instructions within that period, that Bank shall be bound by the decision of the Agent. Nothing in this Clause shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Banks or an Instructing Group if the Agent in its discretion considers that the situation is sufficiently urgent and reasonably believes it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Banks under or in connection with the Security Documents. In that event, the Agent will notify the Banks of the action taken by it as soon as reasonably practicable, and the Banks agree to ratify any action taken by the Agent pursuant to this Clause.

9.20	Communications Any Communication under this Clause shall be given, delivered, made or served, in the case of the Agent (in its capacity as Agent or as one of the

Banks), and in the case of the other Banks, at the address or fax number indicated in Schedule 1.

9.21	Payments All amounts payable to a Bank under this Clause shall be paid to such account at such bank as that Bank may from time to time direct in writing to the Agent.

9.22	Retirement Subject to a successor being appointed in accordance with this Clause, the Agent may retire as agent and/or security trustee at any time without assigning any reason by giving to the Borrower and the Banks notice of its intention to do so, in which event the following shall apply:-
9.22.1	the Banks may within thirty days after the date of the Agent’s notice appoint a successor to act as agent and/or security trustee or, if they fail to do so, the Agent may appoint any other bank or financial institution as its successor, in each case with the consent of the Borrower in the absence of a continuing Event of Default;

9.22.2	the resignation of the Agent shall take effect simultaneously with the appointment of its successor (and acceptance of such appointment by its successor) on written notice of that appointment and acceptance being given to the Borrower and the Banks;

9.22.3	the Agent shall thereupon be discharged from all further obligations as agent and/or security trustee but shall remain entitled to the benefit of the provisions of this Clause;

9.22.4	the Agent’s duly appointed successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.
9.23	No fiduciary relationship Except as provided in Clauses 9.3 and 9.14, the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for a Bank and nothing contained in any of the Security Documents shall constitute a partnership between any two or more Banks or between the Agent and any Bank.

9.24	The Agent as a Bank The expression “the Banks” when used in the Security Documents includes the Agent in its capacity as one of the Banks. The Agent shall be entitled to exercise its rights, powers, discretions and remedies under or pursuant to the Security Documents in its capacity as one of the Banks in the same manner as any other Bank and as if it were not also the Agent.

9.25	The Agent as security trustee Unless the context otherwise requires, the expression “the Agent” when used in the Security Documents includes the Agent acting in its capacities both as agent and security trustee.
10	Covenants
10.1	Negative covenants
The Borrower will not without the Agent’s prior written consent (which consent will not be unreasonably withheld or delayed in the case of Clauses 10.1.2, 10.1.4, 10.1.6, 10.1.7, 10.1.10, 10.1.12 or 10.1.13):-
10.1.1	no disposals or third party rights other than the Permitted Encumbrances, dispose of or create or permit to arise or continue any Encumbrance or other third party right on or over all or any part of the Vessels or any other present or future assets or undertaking pledged to the Banks (or to the Agent on the Banks’ behalf) pursuant to the Security Documents; nor

10.1.2	no borrowings other than in the ordinary course of business borrow any money or incur any obligations under leases; nor

10.1.3	no repayments repay any loans made to it other than the Loan, during the continuance of an Event of Default or if notice of repayment is not given to the Agent; nor

10.1.4	no substantial liabilities except in the ordinary course of business, incur any liability to any third party which is in the opinion of the Agent of a substantial nature; nor

10.1.5	no other business engage to any material extent in any business other than the ownership, operation, chartering and management of the Vessels and other vessels and businesses reasonably related thereto; nor

10.1.6	transactions with affiliates other than transactions reasonably entered into in the ordinary course of business, enter into any transactions with other companies in the Group; nor

10.1.7	no loans or other financial commitments except in the ordinary course of business, make any loan nor enter into any guarantee or indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person (other than loans to companies within the Group); nor

10.1.8	no dividends at any time following an Event of Default which has not been cured or whilst a breach of covenant hereunder remains uncured, pay any dividends or make any other distributions of a revenue or capital nature to shareholders; nor

10.1.9	no sale of Vessels sell or otherwise dispose of the Vessels or any shares in the Vessels nor agree to do so, unless if the Borrower complies with Clause 5.6; nor

10.1.10	chartering charter a Vessel other than to a first class charterer, or enter into any bareboat charter, or time charter of more than twelve months’ duration; nor

10.1.11	no chartering after Event of Default during the continuation of an Event of Default let any Vessel on charter (other than a pre-existing charter) or renew or extend any charter or other contract of employment of a Vessel (nor agree to do so); nor

10.1.12	no change in management appoint anyone other than the Managers as commercial or technical managers of the Vessels, nor terminate or materially vary the arrangements for the commercial or technical management of the Vessels, nor permit the Managers to sub-contract or delegate the commercial or technical management of the Vessels to any third party; nor

10.1.13	no purchase of additional vessels purchase nor agree to purchase any additional vessels.

10.2	Positive covenants
10.2.1	Registration of Vessels The Borrower undertakes to maintain the registration of the Vessels under the Bermuda flag or any other flag reasonably acceptable to the Agent for the duration of the Facility Period.

10.2.2	Additional security If and so often as the aggregate of the Valuations of the Vessels plus the value of any additional security for the time being provided to the Banks (or to the Agent on their behalf) pursuant to this Clause shall be less than one hundred and twenty five per centum (125%) of the amount of the Loan (the “Relevant Percentage”), the Borrower will, within thirty days of the request of the Agent to do so, at the Borrower’s option:-
(a)	pay to the Agent or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Banks or the Agent on their behalf as additional security for the payment of the Indebtedness; or

(b)	give to the Banks or the Agent on their behalf other additional security in amount and form reasonably acceptable to the Agent in its discretion; or

(c)	prepay the amount of the Indebtedness which will ensure that the aggregate of the Valuations of the Vessels plus the value of any such additional security is not less than the Relevant Percentage of the amount of the Loan.
Clauses 5.4, 5.5, 5.6 and 5.7 shall apply, mutatis mutandis, to any prepayment made pursuant to this Clause and the value of any additional security provided pursuant to this Clause shall be determined by the Agent in its reasonable discretion.
10.2.3	Financial statements The Borrower will supply to the Agent, without request, the semi-annual unaudited management accounts of the Borrower for each six month period ending on 30 June and 31 December in each year during the Facility Period, containing (amongst other things) the Borrower’s profit and loss account for, and balance sheet at the end of, each such financial period, prepared in accordance with generally accepted accounting principles and practices applicable to companies incorporated in the United States of America consistently applied, in each case within one hundred and eighty (180) days of the end of the financial half year to which they relate. Such annual financial statements are to be accompanied by updated details of all off balance sheet and time charter hire commitments.

10.2.4	Other information The Borrower will promptly supply to the Agent such information and explanations as the Agent may from time to time reasonably require in connection with the operation of the Vessels and the Borrower’s profit and liquidity, and will procure that the Agent be given the like information and explanations relating to all other Security Parties.

10.2.5	Evidence of goodstanding The Borrower will from time to time on the request of the Agent provide the Agent with evidence in form and substance reasonably satisfactory to the Agent that the Security Parties remain in good standing.

10.2.6	Evidence of current COFR Without limiting the Borrower’s obligations under Clause 10.2.4, the Borrower will from time to time on the request of the Agent provide the Agent with such evidence as the Banks may reasonably require that the Vessels have a valid and current Certificate of Financial Responsibility pursuant to the United States Oil Pollution Act 1990.

10.2.7	ISM Code compliance The Borrower will:-
(a)	procure that the Vessels remain for the duration of the Facility Period subject to a SMS;

(b)	maintain a valid and current SMC for the Vessels throughout the Facility Period;

(c)	if not itself the ISM Company, procure that the ISM Company maintains a valid and current DOC throughout the Facility Period;

(d)	promptly notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of any Vessel’s SMC or of the ISM Company’s DOC;

(e)	promptly notify the Agent in writing of any “accident” or “major non-conformity”, as each of those terms is defined in the Guidelines on the Implementation of the International Safety Management Code by Administrations adopted by the Assembly of the International Maritime Organisation pursuant to Resolution A.788(19), affecting a Vessel and of the steps being taken to remedy the situation; and

(f)	not without the prior written consent of the Agent (which will not be unreasonably withheld) change the identity of the ISM Company,
PROVIDED ALWAYS that the provisions of this Clause only apply to Vessel B following its Delivery.

10.2.8	ISPS Code compliance The Borrower will:-
(a)	for the duration of the Facility Period comply with the ISPS Code in relation to each of the Vessels and procure that each of the Vessels and the ISPS Company comply with the ISPS Code;

(b)	maintain a valid and current ISSC for each of the Vessels throughout the Facility Period and provide a copy to the Agent; and

(c)	promptly notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC,
PROVIDED ALWAYS that the provisions of this Clause only apply to Vessel B following its Delivery.

10.2.9	Annex VI compliance The Borrower will:
(a)	for the duration of the Facility Period comply with Annex VI in relation to each Vessel and procure that each Vessel’s master and crew are familiar with, and that each Vessel complies with, Annex VI;

(b)	maintain a valid and current IAPPC for each of the Vessels throughout the Facility Period and provide a copy to the Agent; and

(c)	promptly notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC,
PROVIDED ALWAYS that the provisions of this Clause only apply to Vessel B following its Delivery.

10.2.10	Inspection of records The Borrower will permit the inspection of its financial records and accounts from time to time by the Agent or its nominee during normal business hours PROVIDED ALWAYS that the Agent will give the Borrower three (3) Business Days prior written notice of its intention to inspect the records and will use its reasonable endeavours to ensure that the inspection causes as little unnecessary disruption to the Borrower’s business operations as possible, provided however that, save if a continuing Event of Default is in existence, such inspections shall not occur more than twice in any calendar year.

10.2.11	Pari passu obligations The Borrower will ensure that, throughout the Facility Period, the obligations of the Borrower under or pursuant to the Security Documents rank at least pari passu with all other existing or future indebtedness, obligations or liabilities of the Borrower, other than any mandatorily preferred by law.

10.2.12	Notification of Event of Default The Borrower will promptly notify the Agent in writing of the occurrence of any Event of Default or Potential Event of Default.

10.2.13	Class The Borrower will ensure that each Vessel maintains highest class, free of recommendations and qualifications affecting class unless otherwise agreed by the Agent in writing, and will notify the Agent of the class notation and the classification society for Vessel B at least fifteen days prior to the Tranche B Advance Date.

10.3	Financial covenants The Borrower covenants that, throughout the Facility Period (with such covenants being assessed on a group basis to include all subsidiaries of the Borrower whose results are consolidated into the results of the Borrower):-
10.3.1	its Market Adjusted Net Worth will be, at all times, at least fifty five million Dollars ($55,000,000);

10.3.2	its ratio of Borrowings to Value Adjusted Equity shall not exceed 2.5:1;

10.3.3	it will maintain Cash Reserves equal to the higher of (a) four million Dollars ($4,000,000) and (b) five per cent (5%) of its bank debt; and

10.3.4	its ratio of EBITDA to Debt Service will be not less than 1:1.
10.4	Compliance certificate The Borrower covenants, on a semi annual basis, to deliver to the Agent a compliance certificate substantially in the form of Schedule 5, duly signed by a director of the Borrower, evidencing compliance with the covenants contained in clause 10.3.
11	Earnings Account
11.1	Maintenance of Accounts The Borrower shall maintain the Accounts with the Account Holder for the duration of the Facility Period free of Encumbrances and rights of set off other than as created by or pursuant to the Security Documents.

11.2	Earnings The Borrower shall procure that there is credited to the Earnings Account all Earnings and any Requisition Compensation in respect of each Vessel.

11.3	Transfers to Retention Account On the day in each calendar month during the Facility Period which numerically corresponds to the Advance Date for each Tranche (or, in any month in which there is no such day, on the last Business Day of that month), the Borrower shall procure that there is transferred from the Earnings Account and irrevocably authorises the Agent to instruct the Account Holder to transfer from the Earnings Account to the Retention Account:-
11.3.1	one-third of the amount of the Repayment Instalment due on the next Repayment Date in respect of that Tranche; and

11.3.2	the amount of interest due in respect of that Tranche on the next Interest Payment Date divided by the number of months between the last Interest Payment Date and the Interest Payment Date in question.
11.4	Additional payments to Retention Account If for any reason the amount standing to the credit of the Earnings Accounts shall be insufficient to make any transfer to the Retention Account required by Clause 11.3, the Borrower shall, without demand, procure that there is credited to the Retention Account, on the date on which the relevant amount would have been transferred from the Earnings Account, an amount equal to the amount of the shortfall.

11.5	Application of Retention Account The Borrower shall procure that there is transferred from the Retention Account and irrevocably authorises the Agent to instruct the Account Holder to transfer from the Retention Account to the Agent on behalf of the Banks:-
11.5.1	on each Repayment Date, the amount of the Repayment Instalment then due in respect of each Tranche; and

11.5.2	on each Interest Payment Date, the amount of interest then due in respect of each Tranche.
11.6	Borrower’s obligations not affected If for any reason the amount standing to the credit of the Retention Account shall be insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrower’s obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

11.7	Release of surplus Any amount standing to the credit of the Earnings Account shall (unless an Event of Default or Potential Event of Default shall have occurred and be continuing) be released to or to the order of the Borrower.

11.8	Relocation of Accounts At any time during the continuation of an Event of Default, the Agent may without the consent of the Borrower relocate the Accounts, without prejudice to the continued application of this Clause and the rights of the Banks under or pursuant to the Security Documents. Following the cure of any such Event of Default pursuant to which the Accounts were relocated by the Agent, the Borrower may request, but the Agent shall not be obliged, to restore the Accounts to the Account Holder.
11.9	Access to information Subject to Clause 18.20, the Borrower agrees that the Agent (and its nominees) may from time to time during the Facility Period (and in the case of the Earning Account after having given three (3) Business Days notice to the Borrower of its intention to do so) review the records held by the Account Holder (whether in written or electronic form) in relation to the Accounts, and irrevocably waives any right of confidentiality which may exist in relation to those records.

11.10	Statements Without prejudice to the rights of the Agent under Clause 11.9, the Borrower will procure that the Account Holder provides to the Agent, no less frequently than each calendar month during the Facility Period, written statements of account showing all entries made to the credit and debit of each of the Accounts during the immediately preceding calendar month.
12	Events of Default and Application of Monies
12.1	The Agent’s rights If any of the events set out in Clause 12.2 occurs, the Agent may (and, if instructed to do so by an Instructing Group, shall) by notice to the Borrower declare the Banks to be under no further obligation to the Borrower under or pursuant to this Agreement and may (and, if instructed to do so by an Instructing Group, shall) declare all or any part of the Indebtedness (including such unpaid interest as shall have accrued) to be immediately payable, in which event the Indebtedness (or the part of the Indebtedness referred to in the Agent’s notice) shall immediately become due and payable without any further demand or notice of any kind.

12.2	Events of Default The events referred to in Clause 12.1 are:-
12.2.1	payment default if the Borrower defaults in the payment of any part of the Indebtedness when due PROVIDED ALWAYS that if the Borrower can demonstrate to the satisfaction of the Agent that it has given all necessary instructions to effect payment and the non-receipt thereof is attributable to an error in the banking system, such Event of Default shall only occur two (2) Business Days after payment fell due; or

12.2.2	other default if any of the Security Parties fails to observe or perform any of the covenants, conditions, undertakings, agreements or obligations on its part contained in any of the Security Documents (and, if such breach is in the reasonable opinion of the Agent remediable and does not in any way relate either to (i) the insurances or (ii) the covenants of the Borrower contained in clause 10.2.2 or clause 10.3, it remains unremedied for a period of twenty (20) Business Days) or shall in any other way be in breach of or do or cause to be done any act repudiating or evidencing an intention to repudiate any of the Security Documents in each case after notice to the Borrower; or

12.2.3	misrepresentation or breach of warranty if any representation or warranty made or repeated, or any other written information given, by any of the Security Parties to the Banks or to the Agent in or leading up to or during the currency of any of the Security Documents, or in or pursuant to any notice or other document delivered to the Agent under or pursuant to any of the Security Documents, shall prove to have been false or incorrect or misleading in any material respect when made, repeated or given and is detrimental to the Agent and/or the Banks, and such misrepresentation remains uncured for a period of fifteen (15) Business Days after notice from the Agent; or

12.2.4	execution if a distress or execution or other process of a court or authority is levied on any of the property of any of the Security Parties before or after final judgment or by order of any competent court or authority and is not satisfied within seven days of levy and a Material Adverse Effect results; or

12.2.5	ceasing to trade if any of the Security Parties ceases trading or threatens to cease trading; or

12.2.6	insolvency proceedings
(i)	if any Security Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganisation, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts generally, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any Security Party shall make a general assignment for the benefit of its creditors; or
(ii)	if there shall be a commenced against any Security Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded or unstayed for a period of 60 days; or

(iii)	if there shall be commenced against any Security Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

(iv)	if any Security Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or

(v)	if any Security Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due; or
12.2.7	impossibility or illegality if any event occurs which would, or would with the passage of time, render performance of any of the Security Documents by any of the Security Parties impossible, unlawful or unenforceable by the Banks or the Agent; or

12.2.8	conditions subsequent if any of the conditions set out in Clause 3.3 is not satisfied within the time reasonably required by the Agent; or

12.2.9	revocation or modification of consents etc. if any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Security Documents is not obtained or is revoked, suspended, withdrawn or withheld, or is modified in a manner which is materially prejudicial to the interests of the Banks; or

12.2.10	curtailment of business if the business of any of the Security Parties is wholly or partially curtailed or suspended by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government and such event would, or would be likely to, have a Material Adverse Effect; or

12.2.11	loss of Vessel if any Vessel or any other vessel which may from time to time be mortgaged to the Banks (or to the Agent on their behalf) as security for the repayment of all or any part of the Indebtedness is destroyed, abandoned, confiscated, forfeited, condemned as prize or becomes a Total Loss, except that none of the foregoing shall be an Event of Default if:-
(a)	the Vessel or other vessel is insured in accordance with the Security Documents; and

(b)	no insurer has refused to meet or has disputed the claim with respect to such event or any such refusal or dispute that does arise is resolved within thirty (30) days from the date on which the claim is made; and

(c)	payment of all insurance proceeds in respect thereof is made in full to the Agent on behalf of the Banks within thirty days from the date upon which leading underwriters agree to settle the claim or such longer period as the Agent may in its reasonable discretion agree; or

12.2.12	arrest or detention of Vessel if any Vessel or any other vessel which may from time to time be mortgaged to the Banks (or to the Agent on their behalf) as security for repayment of all or any part of the Indebtedness is arrested or detained and is not released within twenty (20) Business Days; or

12.2.13	acceleration of other indebtedness (a) if any other material financial indebtedness or obligation for borrowed money (which shall include obligations under capitalized leases, foreign exchange contracts or other derivatives contracts) of a Security Party becomes due prior to its stated maturity by reason of default on the part of that Security Party, provided always that this shall only constitute an Event of Default in respect of the Guarantor if it is for a principal amount in excess of fifty million Dollars ($50,000,000); or

12.2.14	challenge to registration if the registration of any Vessels or the Mortgage is contested by the Borrower, the Guarantor or a company within the Group, or becomes void or terminated, or if the validity or priority of the Mortgage is contested; or

12.2.15	war if the country of registration of the Vessels becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent in its reasonable discretion considers that, as a result, the security conferred by the Security Documents is materially prejudiced; or

12.2.16	notice of termination if the Guarantor gives notice to the Agent to limit its obligations under the Guarantee; or

12.2.17	material adverse change etc. if there occurs (in the opinion of the Agent acting reasonably) any material adverse change in the business, affairs or financial condition of the Guarantor (considered together with its Subsidiaries) or the Borrower from that pertaining at the date of this Agreement which jeopardises their ability to meet their respective obligations under the Security Documents as they fall due; or

12.2.18	change of control if any Change of Control occurs; or

12.2.19	CoAs if any of the CoAs is terminated by reason of default by the Borrower during the Facility Period; or

12.2.20	analogous events if any event which is analogous to any of the events set out in Clauses 12.2.4 or 12.2.6 above shall occur.
12.3	Application of moneys The Agent is irrevocably authorised to apply all sums which it may receive:
12.3.1	pursuant to a sale or other disposition of a Vessel or any right, title or interest in a Vessel; or

12.3.2	by way of payment of any sum in respect of the Insurances, Earnings or Requisition Compensation; or

12.3.3	otherwise arising under or in connection with any Security Document,

in accordance with Clause 5.6 (if relevant) or otherwise in or towards satisfaction, or by way of retention on account, of the Indebtedness as follows:-
(i)	first in payment of all outstanding fees and expenses of the Agent;

(ii)	secondly in or towards payment of all outstanding interest hereunder;

(iii)	thirdly in or towards payment of all outstanding principal hereunder;

(iv)	fourthly in or towards payment of all other Indebtedness hereunder; and

(v)	fifthly the balance, if any, shall be remitted to the Borrower or whoever may be entitled thereto.
13	Set-Off and Lien
13.1	Set-off The Borrower irrevocably authorises the Agent and the Banks at any time after all or any part of the Indebtedness shall have become due and payable to set off without notice any liability of the Borrower to any of the Banks or the Agent

(whether present or future, actual or contingent, and irrespective of the branch or office, currency or place of payment) against any credit balance from time to time standing on any account of the Borrower (whether current or otherwise and whether or not subject to notice) with any branch of the Agent or that Bank in or towards satisfaction of the Indebtedness and, in the name of the Agent or that Bank or the Borrower, to do all acts (including, without limitation, converting or exchanging any currency) and execute all documents which may be required to effect such application.
13.2	Lien The Agent and each Bank shall have a lien on and be entitled to retain and realise as additional security for the repayment of the Indebtedness any cheques, drafts, bills, notes or negotiable or non-negotiable instruments and any stocks, shares or marketable or other securities and property of any kind of the Borrower (or of the Agent or that Bank as agent or nominee of the Borrower) from time to time held by the Agent or that Bank, whether for safe custody or otherwise.

13.3	Restrictions on withdrawal Despite any term to the contrary in relation to any deposit or credit balance at any time on any account of the Borrower with the Agent or with any of the Banks, no such deposit or balance shall be repayable or capable of being assigned, mortgaged, charged or otherwise disposed of or dealt with by the Borrower during the Facility Period except in accordance with the Security Documents, but the Agent or any Bank may from time to time permit the withdrawal of all or any part of any such deposit or balance without affecting the continued application of this Clause.
14	Assignment and Sub-Participation
14.1	Right to assign Subject to the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed, each of the Banks may assign or transfer all or any of its rights under or pursuant to the Security Documents to any other branch of that Bank or to any other bank or financial institution, and may grant sub-participations in all or any part of its Commitment provided that the Agent’s prior written approval has been obtained.

14.2	Borrower’s co-operation The Borrower will co-operate fully with the Banks in connection with any assignment, transfer or sub-participation permitted by this Agreement; will execute and procure the execution of such documents as the Banks may reasonably require in connection therewith; and irrevocably authorises the Agent to sign any Transfer Certificate on its behalf in connection with such an assignment, transfer or sub-participation; and, subject to Clause 18.20, irrevocably authorises the Agent and the Banks to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan or the Security Documents which the Agent or that Bank may in its discretion consider necessary or desirable.
14.3	Rights of assignee Any permitted assignee or transferee of a Bank shall (unless limited by the express terms of the assignment or transfer) take the full benefit of every provision of the Security Documents benefiting that Bank.

14.4	Transfer Certificates If any Bank wishes to transfer any of its rights and/or obligations under or pursuant to this Agreement, it may do so in accordance with the other terms of this Agreement by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:-
14.4.1	to the extent that that Bank seeks to transfer its rights and/or obligations, the Borrower (on the one hand) and the Bank in question (on the other) shall be released from all further obligations towards the other(s);

14.4.2	the Borrower (on the one hand) and the Transferee (on the other) shall assume obligations towards the other(s) identical to those released pursuant to Clause 14.4.1;

14.4.3	the Agent, each of the Banks and the Transferee shall have the same rights and obligations between themselves as they would have had if the Transferee had been an original party to this Agreement as a Bank; and

14.4.4	the Transferee shall pay to the Agent for its own account a transfer fee of five thousand Dollars.
Each Bank and the Borrower irrevocably authorises the Agent to sign on its behalf any Transfer Certificate relating to the permitted transfer of any of the rights and/or obligations of any other Bank.

14.5	Security Documents Unless otherwise expressly provided in any Security Document or otherwise expressly agreed between a Bank and any proposed Transferee and notified by that Bank to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the Transferee with any transfer of a Bank’s rights and/or obligations under or pursuant to this Agreement the rights of that Bank under or pursuant to the Security Documents (other than this Agreement) which relate to the portion of the Bank’s rights and/or obligations transferred by the relevant Transfer Certificate.

14.6	No increased costs Notwithstanding any other provision of this Agreement or any other Security Document no assignment or transfer by a Bank of all or any of its interest in the Loan, and no grant by a Bank of a sub-participation in the Loan, shall increase the obligations of the Borrower under any Security Document or subject the Borrower to any increased or additional tax, cost or liability under any Security Document, determined by reference to the laws in effect at the time of such assignment, transfer or grant of a sub-participation.
15	Payments, Mandatory Prepayment, Reserve Requirements and Illegality
15.1	Payments All amounts payable by the Borrower under or pursuant to any of the Security Documents shall be paid to such accounts at such banks as the Agent may from time to time direct to the Borrower, and (unless payable in any other Currency of Account) shall be paid in Dollars in same day funds (or such funds as are required by the authorities in the United States of America for settlement of international payments for immediate value). Payments shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

15.2	No deductions or withholdings All payments (whether of principal or interest or otherwise) to be made by the Borrower pursuant to the Security Documents shall, subject only to Clause 15.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.
15.3	Grossing-up If at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrower will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the Agent and the Banks receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

15.4	Evidence of deductions If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it pursuant to any of the Security Documents, the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

15.5	Rebate If the Borrower pays any additional amount under Clause 15.3, and a Finance Party subsequently receives a refund or allowance from any tax authority which that Finance Party identifies as being referable to that increased amount so paid by the Borrower, that Finance Party shall, as soon as reasonably practicable, pay to the Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the relevant deduction or withholding not been required to have been made. Nothing in this Clause 15.5 shall be interpreted as imposing any obligation on any Finance Party to apply for any refund or allowance nor as restricting in any way the manner in which any Finance Party organises its tax affairs, nor as imposing on any Finance Party any obligation to disclose to the Borrower any information regarding its tax affairs or tax computations.
15.6	U.S. Forms Each Bank which is organised under the laws of a jurisdiction outside the United States of America shall deliver to the Borrower at or before the time such Bank acquires its interest in the Loan (and from time to time thereafter upon the reasonable written request of the Borrower, but only if such Bank is legally entitled to do so) a completed, executed and valid United States Internal revenue Service Form W-8BEN, 2-8ECI, or W-8EXP (or applicable successor form).

15.7	Adjustment of due dates If any payment or transfer of funds to be made under any of the Security Documents, other than a payment of interest on the Loan, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

15.8	Change in law If, by reason of the introduction of any law, or any change in any law, or the interpretation or administration of any law, or in compliance with any request or requirement from any central bank or any fiscal, monetary or other authority:-
15.8.1	any Bank or the Agent (or the holding company of any Bank or the Agent) shall be subject to any Tax with respect to payments of all or any part of the Indebtedness; or

15.8.2	the basis of Taxation of payments to any Bank or to the Agent in respect of all or any part of the Indebtedness shall be changed; or

15.8.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of any Bank; or

15.8.4	the manner in which any Bank or the Agent allocates capital resources to its obligations under this Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which any Bank or the Agent is required or requested to maintain shall be affected; or

15.8.5	there is imposed on any Bank or on the Agent (or on the holding company of any Bank or the Agent) any other condition in relation to the Indebtedness or the Security Documents;
and the result of any of the above shall be to increase the cost to any Bank (or to the holding company of any Bank) of that Bank making or maintaining its Commitment, or to cause any Bank to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, the Bank affected shall notify the Agent and the Borrower shall from time to time pay to the Agent on demand for the account of the Bank affected the amount which shall compensate that Bank or the Agent (or the holding company) for such additional cost or reduced return. A certificate signed by an authorised signatory of the Agent or of the Bank affected setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrower and shall be conclusive evidence of such amount save for manifest error or on any question of law.

15.9	Illegality Notwithstanding anything contained in the Security Documents, the obligations of a Bank to advance or maintain its Commitment shall terminate in the event that a change in any law or in the interpretation of any law by any authority charged with its administration shall make it unlawful for that Bank to advance or maintain its Commitment. In that event the Bank affected shall notify the Agent and the Agent shall, by written notice to the Borrower, declare the Banks’ obligations to be immediately terminated. If all or any part of the Loan shall have been advanced by the Bank to the Borrower, the Indebtedness (including all accrued interest) shall be prepaid within thirty days from the date of such notice. Clause 5.4 shall not apply to that prepayment if it is made on a day other than the last day of an Interest Period.

15.10	Changes in market circumstances If at any time a Bank determines (which determination shall be final and conclusive and binding on the Borrower) that, by reason of changes affecting the London Interbank market, either adequate and fair means do not exist for ascertaining the rate of interest on the Loan pursuant to this

Agreement or the cost to one or more Banks of obtaining matching deposits for any Interest Period would be in excess of LIBOR:-
15.10.1	that Bank shall give notice to the Agent and the Agent shall give notice to the Borrower of the occurrence of such event; and

15.10.2	the Agent shall as soon as reasonably practicable certify to the Borrower in writing the effective cost to the Bank of maintaining the Loan for such further period as shall be selected by the Bank and the rate of interest payable by the Borrower for that period; or, if that is not acceptable to the Borrower; and

15.10.3	the Agent on behalf of the Bank will negotiate with the Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for the Loan which is financially a substantial equivalent to the basis provided for in this Agreement.
If, within thirty days of the giving of the notice referred to in Clause 15.10.1, the Borrower and the Agent fail to agree in writing on a substitute basis for the Loan, the Borrower will compensate the Banks for their additional costs or the Borrower will immediately prepay the Indebtedness. Clause 5.4 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period.

15.11	Non-availability of currency If a Bank is for any reason unable to obtain Dollars in the London Interbank market and is, as a result, or as a result of any other contingency affecting the London Interbank market, unable to advance or maintain its Commitment in Dollars, that Bank shall give notice to the Agent and the Agent shall give notice to the Borrower and that Bank’s obligations to make the Loan available shall immediately cease. In that event, if all or any part of the Loan shall have been advanced by that Bank to the Borrower, the Agent on behalf of that Bank will negotiate with the Borrower in good faith with a view to establishing a mutually acceptable basis for funding the Loan from an alternative source. If the Agent and the Borrower have failed to agree in writing on a basis for funding the Loan from an alternative source by 11.00 a.m. on the second Business Day prior to the end of the then current Interest Period, the Borrower will (without prejudice to its other obligations under or pursuant to this Agreement, including, without limitation, its obligation to pay interest on the Loan, arising on the expiry of the then current Interest Period) prepay that Bank’s portion of the Indebtedness to the Agent on behalf of that Bank on the expiry of the then current Interest Period.
16	Communications
16.1	Method Except for Communications pursuant to Clause 9, which shall be made or given in accordance with Clause 9.20, any Communication may be given, delivered, made or served (as the case may be) under or in relation to this Agreement by letter or fax and shall be in the English language and sent addressed:-
16.1.1	in the case of the Banks or the Agent to the Agent at its address at the head of this Agreement (fax no: +31 10 436 2957) marked for the attention of: Doina van Tooren-Rotari; and

16.1.2	in the case of the Borrower to the Communications Address;
or to such other address or fax number as the Banks, the Agent or the Borrower may designate for themselves by written notice to the others.

16.2	Timing A Communication shall be deemed to have been duly given, delivered, made or served to or on, and received by, the other party:-
16.2.1	in the case of a fax when the sender receives one or more transmission reports showing the whole of the Communication to have been transmitted to the correct fax number;

16.2.2	if delivered to an officer of the recipient or left at the address specified in Clause 16.1 at the time of delivery or leaving; or

16.2.3	if posted, upon receipt.
16.3	Indemnity The Borrower shall indemnify the Agent and each Bank against any cost, claim, liability, loss or expense (including legal fees and any Value Added Tax or any similar or replacement tax (if applicable)) which the Agent or any Bank may sustain or incur as a consequence of any Communication sent by or on behalf of the Borrower by fax not being received by its intended recipient, or being received incomplete, or by reason of any Communication purportedly having been sent by or on behalf of the Borrower having been sent fraudulently.

16.4	Loans Administration Form The Borrower undertakes to provide a completed Loans Administration Form (as provided by the Agent) which, amongst other things, shall provide the Agent with the list of authorised persons (“Authorised Persons”) who, on behalf of the Borrower, may make information requests or communicate generally with the Agent in relation to the ongoing administration of the Facility by the Agent throughout the Facility Period. The Authorised Persons shall also be the point of first contact with the Borrower for the Agent in relation to the administration of the Facility. The list of Authorised Persons may only be amended or varied by an Authorised Person or a director of the Borrower.
17	General Indemnities
17.1	Currency In the event of the Agent or a Bank receiving or recovering any amount payable under any of the Security Documents in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, on the Agent’s written demand, pay to the Agent such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the Banks as a separate debt under this Agreement.

17.2	Costs and expenses The Borrower will, within fourteen days of the Agent’s written demand, reimburse the Agent on behalf of itself and the Banks for all reasonable costs and expenses (including Value Added Tax or any similar or replacement tax if applicable) of and incidental to:-
17.2.1	the negotiation, preparation, execution and registration of the Security Documents (whether or not any of the Security Documents are actually executed or registered and whether or not all or any part of the Loan is advanced);

17.2.2	any amendments, addenda or supplements to any of the Security Documents (whether or not completed);

17.2.3	any other documents which may at any time be required by any Bank or by the Agent to give effect to any of the Security Documents or which any Bank or the Agent is entitled to call for or obtain pursuant to any of the

Security Documents (including, without limitation, all premiums and other sums from time to time payable by the Agent in relation to the Mortgagees’ Insurances); and
17.2.4	the exercise of the rights, powers, discretions and remedies of the Banks and/or the Agent under or pursuant to the Security Documents.
17.3	Events of Default The Borrower shall indemnify the Banks and the Agent from time to time on demand against all losses and costs incurred or sustained by any Bank or by the Agent as a consequence of any Event of Default, including (without limitation) any Break Costs.

17.4	Funding costs The Borrower shall indemnify the Banks and the Agent from time to time on demand against all losses and costs incurred or sustained by any Bank or by the Agent if, for any reason, any Drawing is not advanced to the Borrower after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice (unless, in either case, as a result of any default by the Agent or by any of the Banks), including (without limitation) any Break Costs.

17.5	Protection and enforcement The Borrower shall indemnify the Banks and the Agent from time to time on demand against all losses, costs and liabilities which any Bank or the Agent may from time to time sustain, incur or become liable for in or about the protection, maintenance or enforcement of the rights conferred on the Banks and/or the Agent by the Security Documents or in or about the exercise or purported exercise by the Banks and/or the Agent of any of the rights, powers, discretions or remedies vested in them under or arising out of the Security Documents, or in connection with any third party liability claims (including but not limited to environmental or pollution claims) including (without limitation) any losses, costs and liabilities which any Bank or the Agent may from time to time sustain, incur or become liable for by reason of the Banks or the Agent being mortgagees of the Vessels and/or a lender to the Borrower, or by reason of any Bank or the Agent being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of a Vessel.

17.6	Liabilities of Banks and Agent The Borrower will from time to time reimburse the Banks and the Agent on demand for all sums which any Bank or the Agent may pay or become actually or contingently liable for on account of the Borrower or in connection with the Vessels (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which the Bank may pay or guarantees which any Bank or the Agent may give in respect of the Insurances, any expenses incurred by any Bank or by the Agent in connection with the maintenance or repair of any Vessel or in discharging any lien, bond or other claim relating in any way to any Vessel, and any sums which any Bank or the Agent may pay or guarantees which they may give to procure the release of any Vessel from arrest or detention.
17.7	Taxes The Borrower shall pay all Taxes to which all or any part of the Indebtedness or any of the Security Documents may be at any time subject and shall indemnify the Agent and the Banks on demand against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.
18	Miscellaneous
18.1	Waivers No failure or delay on the part of the Agent or a Bank in exercising any right, power, discretion or remedy under or pursuant to any of the Security Documents, nor any actual or alleged course of dealing between the Agent and any Bank and the Borrower, shall operate as a waiver of, or acquiescence in, any default on the part of any Security Party, unless expressly agreed to do so in writing by the Agent, nor shall any single or partial exercise by the Agent or a Bank of any right, power, discretion or remedy preclude any other or further exercise of that right, power, discretion or remedy, or the exercise by the Agent or a Bank of any other right, power, discretion or remedy.

18.2	No oral variations No variation or amendment of any of the Security Documents shall be valid unless in writing and signed on behalf of the Borrower and the Agent.

18.3	Severability If at any time any provision of any of the Security Documents is invalid, illegal or unenforceable in any respect that provision shall be severed from the remainder and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

18.4	Successors etc. The Security Documents shall be binding on the Security Parties and on their successors and permitted transferees and assignees, and shall inure to the benefit of the Banks and the Agent and their respective successors, transferees and assignees. The Borrower may not assign nor transfer any of its rights under or pursuant to any of the Security Documents without the prior written consent of the Agent.

18.5	Further assurance If any provision of the Security Documents shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by the Banks or by the Agent on their behalf are considered by the Banks for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the reasonable opinion of the Agent are necessary to provide adequate security for the repayment of the Indebtedness.

18.6	Other arrangements The Banks and the Agent may, without prejudice to their rights under or pursuant to the Security Documents, at any time and from time to time, on such terms and conditions as they may in their discretion determine, and without notice to the Borrower, grant time or other indulgence to, or compound with, any other person liable (actually or contingently) to the Banks and/or the Agent in respect of all or any part of the Indebtedness, and may release or renew negotiable instruments and take and release securities and hold funds on realisation or suspense account without affecting the liabilities of the Borrower or the rights of the Banks and the Agent under or pursuant to the Security Documents.

18.7	Advisers The Borrower irrevocably authorises the Agent, at any time and from time to time during the Facility Period, to consult insurance advisers on any matters relating to the Insurances, including, without limitation, the collection of insurance claims, and from time to time to consult or retain advisers or consultants to monitor or advise on any other claims relating to the Vessels. Subject to such confidentiality agreements as the Borrower may reasonably require, the Borrower will provide such advisers and consultants with all information and documents which they may from time to time reasonably require and will reimburse the Agent on demand for all reasonable costs and expenses incurred by the Agent in connection with the consultation or retention of such advisers or consultants.

18.8	Delegation The Banks and the Agent may at any time and from time to time delegate to any person any of their rights, powers, discretions and remedies pursuant to the Security Documents on such terms as they may consider appropriate (including the power to sub-delegate).

18.9	Rights etc. cumulative Every right, power, discretion and remedy conferred on the Banks and/or the Agent under or pursuant to the Security Documents shall be cumulative and in addition to every other right, power, discretion or remedy to which they may at any time be entitled by law or in equity. The Banks and the Agent may exercise each of their rights, powers, discretions and remedies as often and in such order as they deem appropriate. The exercise or the beginning of the exercise of any right, power, discretion or remedy shall not be interpreted as a waiver of the right to exercise that or any other right, power, discretion or remedy either simultaneously or subsequently.

18.10	No enquiry The Banks and the Agent shall not be concerned to enquire into the powers of the Security Parties or of any person purporting to act on behalf of any of the Security Parties, even if any of the Security Parties or any such person shall have acted in excess of their powers or if their actions shall have been irregular, defective or informal, whether or not any Bank or the Agent had notice thereof.

18.11	Continuing security The security constituted by the Security Documents shall be continuing and shall not be satisfied by any intermediate payment or satisfaction until the Indebtedness shall have been repaid in full and neither the Banks nor the Agent shall be under any further actual or contingent liability to any third party in relation to the Vessels, the Insurances, Earnings or Requisition Compensation or any other matter referred to in the Security Documents.

18.12	Security cumulative The security constituted by the Security Documents shall be in addition to any other security now or in the future held by the Banks or by the Agent for or in respect of all or any part of the Indebtedness, and shall not merge with or prejudice or be prejudiced by any such security or any other contractual or legal rights of the Banks or the Agent, nor affected by any irregularity, defect or informality, or by any release, exchange or variation of any such security. Section 93 of the Law of Property Act 1925 and all provisions which the Agent considers analogous thereto under the law of any other relevant jurisdiction shall not apply to the security constituted by the Security Documents.

18.13	No liability Neither the Banks nor the Agent nor any agent or employee of any Bank or of the Agent, nor any receiver and/or manager appointed by the Agent, shall be liable for any losses which may be incurred in or about the exercise of any of the rights, powers, discretions or remedies of the Banks and/or the Agent under or pursuant to the Security Documents nor liable as mortgagee in possession for any loss on realisation or for any neglect or default of any nature for which a mortgagee in possession might otherwise be liable except for the consequences of gross negligence or wilful misconduct.

18.14	Rescission of payments etc. Any discharge, release or reassignment by the Banks and/or the Agent of any of the security constituted by, or any of the obligations of any Security Party contained in, any of the Security Documents shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

18.15	Subsequent Encumbrances If the Agent receives notice of any subsequent Encumbrance (other than a Permitted Encumbrance) affecting any Vessel or all or any part of the Insurances, Earnings or Requisition Compensation or the Accounts, the Agent may open a new account in its books for the Borrower. If the Agent does not open a new account, then (unless the Agent gives written notice to the contrary to the Borrower) as from the time of receipt by the Agent of notice of such subsequent Encumbrance, all payments made to the Agent shall be treated as having been credited to a new account of the Borrower and not as having been applied in reduction of the Indebtedness.

18.16	Releases If any Bank or the Agent shall at any time release any party from all or any part of any of the Security Documents, the liability of any other party to the Security Documents shall not be varied or diminished.

18.17	Discretions Unless otherwise expressly indicated, where any Bank or the Agent is stated in the Security Documents to have a discretion and/or where the opinion of any Bank or the Agent is referred to and/or where the consent, agreement or approval of any Bank or the Agent is required for any course of action, or where anything is required to be acceptable to any Bank or the Agent, the Banks and the Agent shall have a sole, absolute and unfettered discretion and/or may give or withhold its consent, agreement or approval at their sole, absolute and unfettered discretion.
18.18	Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any of the Security Documents shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

18.19	Survival of representations and warranties The representations and warranties on the part of the Borrower contained in this Agreement shall survive the execution of this Agreement and the advance of the Loan.

18.20	Confidentiality Neither the Agent nor any Bank shall disclose any Confidential Information to any person without the consent of the Borrower, other than (a) to the Agent’s or such Bank’s affiliates and their officers, directors, employees, agents and advisors and to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any governmental authority or examiner regulating such Bank, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Security Parties received by it from such Bank, (e) in connection with any litigation or proceeding to which the Agent or such bank or any of its affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Security Document.

18.21	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

18.22	Contracts (Rights of Third Parties) Act 1999 No term of this Agreement is enforceable by a person who is not a party to it.
19	Law and Jurisdiction
19.1	Governing law This Agreement shall in all respects be governed by and interpreted in accordance with English law.

19.2	Jurisdiction For the exclusive benefit of the Banks and the Agent, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any Proceedings may be brought in those courts.

19.3	Alternative jurisdictions Nothing contained in this Clause shall limit the right of the Banks or the Agent to commence any Proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any Proceedings against the Borrower in one or more jurisdictions preclude the commencement of any Proceedings in any other competent jurisdiction, whether concurrently or not.

19.4	Waiver of objections The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any Proceedings in any court referred to in this Clause, and any claim that those Proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any Proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other competent jurisdiction.

19.5	Service of process Without prejudice to the right of the Agent and the Banks to use any other method of service permitted by law, the Borrower irrevocably agrees that any writ, notice, judgment or other legal process shall be sufficiently served on it if addressed to it and left at or sent by post to the Address for Service, and in that event shall be conclusively deemed to have been served at the time of leaving or if posted, upon receipt.

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by	)	/s/ Jeffrey D. Barth
duly authorised for and on behalf	)	Jeffrey D. Barth
of GYPSUM TRANSPORTATION	)
LIMITED	)

SIGNED by Ian Mace	)	/s/ Ian Mace
duly authorised for and on behalf	)	Attorney-in-fact
of DVB BANK SE	)
(as a Bank))

SIGNED by Ian Mace	)	/s/ Ian Mace
duly authorised for and on behalf	)	Attorney-in-fact
of DVB BANK SE	)
(as Agent and Security Trustee))

SCHEDULE 1
The Banks and the Commitments

The Banks	The Commitments

DVB Bank SE	US$90,000,000
Parklaan 2
3016BB Rotterdam
The Netherlands

Fax no: +31 10 436 2957
Attn: Doina van Tooren-Rotari

SCHEDULE 2
Form of Mortgage

Bermuda Government
Department of Maritime Administration
THE MERCHANT SHIPPING (REGISTRATION OF SHIPS) REGULATIONS 2003
MORTGAGE OF A SHIP
to secure Account Current etc.

The mortgage reference No. (issued by the mortgagee) is:

SECTION 1: DETAILS OF THE SHIP
Name of ship	Gypsum Centennial
Official number	733699
IMO number	9228734
Number, year and port of registry	20/2001, Hamilton

SECTION 2: THE MORTGAGE
Whereas there is
an account current

(State “an account current” or write in a short description)
Between
Gypsum Transportation Limited, a company incorporated in Bermuda and having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

*as joint mortgagor(s) (hereinafter called “the mortgagor”)
(Give full name and address with place of business in respect of a company).
and
DVB Bank SE, an institution incorporated under the laws of Germany acting through its place of business at Parklaan 2, 3016BB Rotterdam, The Netherlands

*as joint mortgagee(s) (hereinafter called “the mortgagee”)
(Give full name and address with place of business in respect of a company).

regulated by (i) a secured loan facility agreement dated [  ] 2008 and entered into between (i) the Mortgagor as borrower, (2) the banks listed in Schedule 1 therein as lenders and (3) the Mortgagee acting as agent and security trustee (which said secured loan facility agreement may from time to time be amended, varied and/or supplemented are hereinafter called the “Loan Agreement”) and (ii) a deed of covenants collateral to this Mortgage dated [  ] 2008 (hereinafter as the same may from time to time be amended, varied and/or supplemented called the “Deed of Covenants”) made between (1) the Mortgagor and (2) the Mortgagee and whereas pursuant to the Loan Agreement the Mortgagor has agreed to execute this Mortgage for the purpose of securing payment by the Mortgagor to the Mortgagee of all sums for the time being and from time to time owing to the Mortgagee in the manner and at the times set forth in the Loan Agreement and the Deed of Covenants and in order to secure the performance of all the obligations of the Mortgagor under the Loan Agreement and the Deed of Covenants and whereas the amount of principal and interest and any other moneys due at any given time can be ascertained by reference to the Loan Agreement and the Deed of Covenants and/or the books of account (or other accounting records) of the Mortgagee.

(Describe fully the nature of the liabilities secured. You may refer to another document.)
*Delete as necessary

ROSF. C203 (Rev. 04/03)	Page 1 of 4
Prescribed by the Minister of Transport

SECTION 2: THE MORTGAGE (continued)

*Complete in respect of “account current” :
Now *I/we the mortgagor in consideration of the advance made or to be made to *me/us by the mortgagee, bind *myself/ourselves to pay to the mortgagee the sums for the time being due on this security whether by way of principal interest or otherwise at the time(s) and in the manner mentioned above.

For the purpose of better securing to the mortgagee the *~~sums~~/obligation mentioned above. ~~*I~~/we hereby mortgage to the mortgagee(s) 64/64th (sixty four/sixty fourth) (figures and words)
Shares of which *~~I am~~/we are the owners in the ship described above and in its appurtenances.
Lastly, ~~*I~~/we for ~~*myself~~/ourselves, hereby declare that ~~*I~~/we have the power to mortgage in the manner aforesaid the above-mentioned shares and that they are free from encumbrances *save as appears by the registry of the above ship.
COMPLETE IF THE MORTGAGOR IS A COMPANY

Executed by the mortgagor(s) as a deed on this day	of 20 by:

(a) the affixing of the common seal of the mortgagor in the presence of the following persons signing; or
(b) signing by the following persons;

Director

~~*Director~~/Secretary

Authorised Signatory	*Authorised Signatory

Witnessed by	Witness Name

Witness Address

Note:	In Scotland — signature may be by two directors: or by a director and the secretary of the company; or by any two persons authorized to sign and subscribe the documents on behalf of the company.
Except in Scotland — signature may be by two directors: or by a director and the secretary of the company; If the common seal is affixed, any special requirements of the company’s articles about signing must be complied with.

FOR OFFICIAL USE ONLY:
Entry in Register made	(date)	Registrar of Shipping

	(time)	Hamilton, Bermuda

COMPLETE IF THE MORTGAGOR IS/ARE ONE OR MORE INDIVIDUAL
*Executed as a deed (in England or Wales) * Signed (in Scotland) *Signed, sealed and delivered (in Northern Ireland)
on this                                          day of                                          20
by the following person(s) signing as mortgagor

Signature of mortgagor
Full name of witness(es)
Signature of witness(es)
Occupation of witness(es)
Address of witness(es)

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Prescribed by the Minister of Transport

SECTION 3: TRANSFER OF MORTGAGE
*I/we, the above-mentioned mortgagee, in consideration of

(Enter the sum of money or the nature of the obligation).
this day

(Enter “paid to *me/us,” or narrative suitable to the obligation.
by

(Give full name and address of the transferee, with the place of business in respect of a company).
hereby transfer to *him/her/them the benefit of the within written security. *Delete as necessary

COMPLETE IF THE TRANSFEROR IS A COMPANY

Executed by the transferor as a deed on this day 20 by:

(a) the affixing of the common seal of the transferor in the presence of the following persons signing; or
(b) signing by the following persons;

Director

*Director/Secretary

Authorised Signatory	*Authorised Signatory

Witnessed by	Witness Name

Witness Address

Note:	In Scotland — signature may be by two directors: or by a director and the secretary of the company; or by any two persons authorized to sign and subscribe the documents on behalf of the company.
Except in Scotland — signature may be by two directors: or by a director and the secretary of the company; If the common seal is affixed, any special requirements of the company’s articles about signing must be complied with.

FOR OFFICIAL USE ONLY:
Entry in Register made	(date)	Registrar of Shipping

	(time)	Hamilton, Bermuda

COMPLETE IF THE TRANSFEROR IS/ARE ONE OR MORE INDIVIDUAL
*Executed as a deed (in England or Wales) * Signed (in Scotland) *Signed, sealed and delivered (in Northern Ireland)
on this                                     day of                                          20                    by
the following person(s) signing as transferor

Signature of transferor
Full name of witness(es)
Signature of witness(es)
Occupation of witness(es)
Address of witness(es)

ROSF. C203 (Rev. 04/03)	Page 3 of 4
Prescribed by the Minister of Transport

SECTION 4: DISCHARGE OF MORTGAGE
*	Received by the within-mentioned *mortgagee/transferee of the mortgage,

(Enter “the sum of                                           ”, or narrative suitable to the obligation).
This within written security is now discharged.
*The within mentioned *mortgagee/transferee have agreed to discharge this within written security and it is therefore discharged.

COMPLETE IF THE DISCHARGE IS GIVEN BY A COMPANY

Executed by the * mortgagee/transferee as a deed on this day of 20 by:

(a) the affixing of the common seal of the *mortgagee/transferee in the presence of the following persons signing; or
(b) signing by the following persons;

Director

*Director/Secretary

Authorised Signatory	*Authorised Signatory

Witness	Witness Name

Witness Address

Note:	In Scotland — signature may be by two directors: or by a director and the secretary of the company; or by any two persons authorized to sign and subscribe the documents on behalf of the company.
Except in Scotland — signature may be by two directors: or by a director and the secretary of the company; If the common seal is affixed, any special requirements of the company’s articles about signing must be complied with.

FOR OFFICIAL USE ONLY:
Entry in Register made	(date)	Registrar of Shipping,

	(time)	Hamilton, Bermuda

COMPLETE IF THE DISCHARGE IS GIVEN BY ONE OR MORE INDIVIDUALS
*Executed as a deed (in England or Wales) * Signed (in Scotland) *Signed, sealed and delivered (in Northern Ireland)
on this                                          day of                                            20                      by
the following person(s) signing as *mortgagee(s)/transferee

Signature of *mortgagee/transferee(s)
Full name of witness(es)
Signature of witness(es)
Occupation of witness(es)
Address of witness(es)

Please send this completed form and relevant fee to the Registrar.

Department of Maritime Administration
P.O. Box HM 1628
Hamilton HM GX
Bermuda

ROSF. C203 (Rev. 04/03)	Page 4 of 4
Prescribed by the Minister of Transport

EXECUTION VERSION
DATED                2008
GYPSUM TRANSPORTATION LIMITED
- and -
DVB BANK SE

DEED OF COVENANTS
m.v. “GYPSUM CENTENNIAL”

STEPHENSON HARWOOD
One St. Paul’s Churchyard
London EC4M 8SH
Tel: +44 (0)20-7329 4422
Fax: +44 (0)20-7329 7100
Ref: 819/1575/47-00986

DEED OF COVENANTS
Dated:                 2008
BETWEEN:
(1)	GYPSUM TRANSPORTATION LIMITED, a company incorporated according to the law of Bermuda whose registered office is at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (the “Owner”).
(2)	DVB BANK SE with its registered office in Frankfurt and acting through its office at Parklaan 2, 3016BB Rotterdam, The Netherlands (the “Mortgagee”).
WHEREAS:
(A)	Each of the banks listed in Schedule 1 to the Loan Agreement (as defined below) (collectively the “Lenders”) has agreed to advance to the Owner its respective Commitment of an aggregate amount not exceeding the total of (i) the lesser of forty million Dollars ($40,000,000) and fifty per centum (50%) of the Market Value of Vessel A (in respect of Tranche A) and (ii) the lesser of fifty million Dollars ($50,000,000) and fifty per centum (50%) of the Market Value of Vessel B (in respect of Tranche B) (the “Loan”) on the terms and subject to the conditions set out in a loan agreement dated 2008 made between the Owner (as borrower), the Lenders (as lenders), the Mortgagee as agent for the Lenders (the “Agent”) and the Mortgagee as security trustee for the Lenders (the “Security Trustee”) (the “Loan Agreement”).
(B)	Pursuant to the Loan Agreement, and as a condition precedent to the several obligations of the Lenders to make the Loan available to the Owner, the Owner has, amongst other things, agreed to execute and deliver in favour of the Mortgagee as Security Trustee for the Finance Parties a first priority statutory mortgage of all the shares in the Vessel, together with this Deed, as security for the payment of the Indebtedness.
(C)	The Owner is the legal and beneficial owner of all the shares in the Vessel and has executed, delivered and registered in favour of the Mortgagee a statutory mortgage with first priority bearing the same date as this Deed over all the shares in the Vessel (the “Mortgage”).
THIS DEED WITNESSES as follows:

1	Definitions and Interpretation
1.1	In this Deed:
“Assigned Property” means the Insurances, the Earnings and the Requisition Compensation.

“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable by the Owner to any of the Finance Parties under all or any of the Security Documents.

“Mortgagees’ Insurances” means all policies and contracts of mortgagees’ interest insurance, mortgagees’ additional perils (oil pollution) insurance and any other insurance from time to time taken out by the Mortgagee in relation to the Vessel.

“Obligatory Insurances” means the insurances and entries referred to in Clause 5.1 and, where applicable, those referred to in Clauses 5.2, 5.5 and/or 6.16.

“Threshold Amount” means five hundred thousand Dollars ($500,000).

“Vessel” means the motor vessel “GYPSUM CENTENNIAL” registered in the ownership of the Owner under the flag of Bermuda with Official Number 733699 together with all her engines, machinery, boats, tackle, outfit, fuels, spares, consumable and other stores, belongings and appurtenances, whether on board or ashore, including any which may in the future be put on board or may in the future be intended to be used for the Vessel if on shore.
1.2	Unless otherwise specified in this Deed, or unless the context otherwise requires, all words and expressions defined in the Loan Agreement shall have the same meaning when used in this Deed.
1.3	In this Deed:
1.3.1	words denoting the plural number include the singular and vice versa;

2

1.3.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;
1.3.3	references to Clauses are references to clauses of this Deed;
1.3.4	references to this Deed include the recitals to this Deed;
1.3.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Deed;
1.3.6	references to any document (including, without limitation, to any of the Security Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;
1.3.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted; and
1.3.8	references to any Finance Party include its successors, transferees and assignees.
1.4	In the Mortgage:
1.4.1	references to “interest” means interest covenanted to be paid in accordance with Clauses 3, 5.15 and 8.4;
1.4.2	references to “principal” means all other sums of money for the time being comprised in the Indebtedness; and
1.4.3	the expression “the sums for the time being due on this security” means the whole of the Indebtedness.
2	Representations and Warranties

The Owner represents and warrants to the Mortgagee that:

3

2.1	it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Mortgage or this Deed that either of them be filed, recorded or enrolled with any governmental authority or agency or stamped with any stamp or similar transaction tax, except for the registration of the Mortgage with the Registrar of Ships (or equivalent official) at the Vessel’s port of registry; and
2.2	it is the sole legal and beneficial owner of all the shares in the Vessel and (with the exception of the Mortgage, this Deed, crew’s wages and Permitted Encumbrances) the Vessel is free from any Encumbrance and is not under arrest or in the possession of any person (other than her master and crew) who may become entitled to assert a maritime or possessory lien on her; and
2.3	the Vessel is insured and classed in accordance with the requirements of this Deed.
3	Covenant to Pay and Perform

The Owner agrees to pay to the Finance Parties all moneys comprised in the Indebtedness and to perform all its other obligations arising out of the Security Documents as and when the same shall be due for payment or performance.
4	Mortgage and Amount Secured
4.1	In order to secure the payment of the Indebtedness and the performance by the Owner of all its other obligations under or arising out of the Security Documents the Owner, by the Mortgage and this Deed, mortgages and charges the Vessel to the Mortgagee as security agent for the Finance Parties with full title guarantee.
4.2	The security constituted by the Mortgage and this Deed shall be continuing and shall not be satisfied by any intermediate payment or satisfaction until the Indebtedness shall have been paid in full and none of the Finance Parties shall be under any further actual or contingent liability to any third party in relation to the Vessel, the Assigned Property or any other matter referred to in the Security Documents. The security constituted by the Mortgage and this Deed shall be in addition to any other security now or in the future held by any of the Finance Parties for or in respect of the Indebtedness, and shall not merge with or prejudice or be prejudiced by any such security or any other contractual or legal rights of any of the Finance Parties nor be affected by any irregularity, defect or informality or by any release, exchange or variation of any such security. Section 93 of the Law

4

of Property Act 1925, or any provision which the Mortgagee considers analogous to that provision under the law of any other relevant jurisdiction, shall not apply to the security constituted by the Mortgage and/or this Deed.
5	Insurance
5.1	The Owner covenants to ensure at its own expense throughout the Facility Period that:
5.1.1	the Vessel remains insured against marine risks and war risks on an agreed value basis for an amount which is the greater from time to time of (a) her full market value and (b) an amount which (when aggregated with the amounts for which any other vessels providing first priority security for the Indebtedness are insured for such risks) equals one hundred and twenty per cent (120%) of the amount of the Loan outstanding; and
5.1.2	the Vessel remains entered in a protection and indemnity association in both P&I and FD&D, or remains otherwise insured against protection and indemnity risks and liabilities (including, without limitation, protection and indemnity war risks); and
5.1.3	the Vessel remains insured against oil pollution caused by the Vessel for not less than one billion Dollars ($1,000,000,000) unless that risk is covered to the satisfaction of the Mortgagee by the Vessel’s protection and indemnity entry or insurance.
5.2	The Mortgagee agrees that, if and for so long as the Vessel may be laid up with notification to the Mortgagee, the Owner may at its own expense take out port risk insurance on the Vessel in place of hull and machinery insurance.
5.3	The Owner undertakes to place the Obligatory Insurances in such markets, in such currency, on such terms and conditions, and with such brokers, underwriters and associations as the Mortgagee shall have previously approved in writing. The Owner shall not alter the terms of any of the Obligatory Insurances such that coverage is reduced nor allow any person other than the Managers and any entity that is part of the Group to be co-assured under any of the Obligatory Insurances without the prior written consent of the Mortgagee which consent will not be unreasonably withheld, and will supply the Mortgagee from time to time on request

5

with such information as the Mortgagee may in its reasonable discretion require with regard to the Obligatory Insurances and the brokers, underwriters or associations through or with which the Obligatory Insurances are placed.
5.4	The Owner undertakes duly and punctually to pay all premiums, calls and contributions, and all other sums at any time payable in connection with the Obligatory Insurances, and, at its own expense, to arrange and provide any guarantees from time to time required by any protection and indemnity or war risks association. From time to time at the Mortgagee’s request, the Owner will provide the Mortgagee with evidence satisfactory to the Mortgagee that such premiums, calls, contributions and other sums have been duly and punctually paid; that any such guarantees have been duly given; and that all declarations and notices required by the terms of any of the Obligatory Insurances to be made or given by or on behalf of the Owner to brokers, underwriters or associations have been duly and punctually made or given.
5.5	The Owner will comply in all respects with all terms and conditions of the Obligatory Insurances and will make all such declarations to brokers, underwriters and associations as may be required to enable the Vessel to operate in accordance with the terms and conditions of the Obligatory Insurances. The Owner will not do, nor permit to be done, any act, nor make, nor permit to be made, any omission, as a result of which any of the Obligatory Insurances may become liable to be suspended, cancelled or avoided, or may become unenforceable, or as a result of which any sums payable under or in connection with any of the Obligatory Insurances may be reduced or become liable to be repaid or rescinded in whole or in part. In particular, but without limitation, the Owner will not permit the Vessel to be employed other than in conformity with the Obligatory Insurances without first taking out additional insurance cover in respect of that employment, and the Owner will promptly notify the Mortgagee of any new requirement imposed by any broker, underwriter or association in relation to any of the Obligatory Insurances. This notification shall not include notices of cancellation to amend War Risk Navigation Limits.
5.6	The Owner will, no later than fourteen days (or, in the case of war risks, no later than seven days), before the expiry of any of the Obligatory Insurances renew them

6

and shall promptly give the Mortgagee such details of those renewals as the Mortgagee may require.
5.7	The Mortgagee shall be at liberty to take out Mortgagees’ Insurances in relation to the Vessel for such amounts and on such terms and conditions as the Mortgagee may from time to time decide, and the Owner shall from time to time on demand reimburse the Mortgagee for all costs, premiums and expenses paid or incurred by the Mortgagee in connection with any Mortgagees’ Insurances. All Mortgagees’ Insurances shall be placed with brokers and clubs on terms reasonably acceptable to the Owner
5.8	The Owner shall deliver to the Mortgagee copies of all policies, certificates of entry and other documents relating to the Insurances (including, without limitation, receipts for premiums, calls or contributions) requested by the Mortgagee and shall procure that letters of undertaking in such form as the Mortgagee may reasonably approve shall be issued to the Mortgagee by the brokers through which the Insurances are placed (or, in the case of protection and indemnity or war risks associations, by their managers).
5.9	The Owner shall promptly provide the Mortgagee with full information regarding any casualty or other accident or damage to the Vessel which in the reasonable opinion of the Owner is in excess of the Threshold Amount.
5.10	The Owner agrees that, at any time after the occurrence and during the continuation of an Event of Default, the Mortgagee shall be entitled to collect, sue for, recover and give a good discharge for all claims in respect of any of the Insurances; to pay collecting brokers the customary commission on all sums collected in respect of those claims; to compromise all such claims or refer them to arbitration or any other form of judicial or non-judicial determination; and otherwise to deal with such claims in such manner as the Mortgagee shall in its discretion think fit.
5.11	Whether or not an Event of Default shall have occurred or be continuing, the proceeds of any claim under any of the Insurances in respect of a Total Loss shall be paid to the Mortgagee and applied by the Mortgagee in accordance with Clause 10.

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5.12	In the event of any claim in respect of any of the Insurances (other than in respect of a Total Loss or a claim less than the Threshold Amount), if the Owner shall fail to reach agreement with any of the brokers, underwriters or associations for the restoration of the Vessel, or for payment to third parties, within such time as the Mortgagee may reasonably stipulate, the Mortgagee shall be entitled, if an Event of Default has occurred and is continuing, to require payment to itself with respect to hull and machinery claims, and with respect to protection and indemnity claims, to the person entitled thereto or to other parties if and when designated by the Mortgagee.
In the event of any dispute arising between the Owner and any broker, underwriter or association with respect to any obligation to make any payment in an amount greater than the Threshold Amount to the Owner or to the Mortgagee under or in connection with any of the Insurances, or with respect to the amount of any such payment relating to a claim in excess of the Threshold Amount, the Mortgagee shall be entitled, but after a reasonable time frame set by the Mortgagee and after which still no agreement is achieved, to settle that dispute with participation of the Owner with the broker, underwriter or association concerned. Any such settlement shall be binding on the Owner.
5.13	The Mortgagee agrees that any amounts which may become due under any protection and indemnity entry or insurance shall be paid to the Owner to reimburse the Owner for, and in discharge of, the loss, damage or expense in respect of which they shall have become due, unless, at the time the amount in question becomes due, an Event of Default shall have occurred and be continuing, in which event the Mortgagee shall be entitled to receive the amounts in question and to apply them either in reduction of the Indebtedness or, at the option of the Mortgagee, to the discharge of the liability in respect of which they were paid.
5.14	The Owner shall not settle, compromise or abandon any claim under or in connection with any of the Insurances (other than a claim of less than the Threshold Amount arising other than from a Total Loss) without the prior written consent of the Mortgagee, which consent will not be unreasonably withheld or delayed.
5.15	If the Owner fails to effect or keep in force the Obligatory Insurances, the Mortgagee may (but shall not be obliged to) effect and/or keep in force such insurances on the Vessel and such entries in protection and indemnity or war risks

8

associations as the Mortgagee in its discretion considers desirable, and the Mortgagee may (but shall not be obliged to) pay any unpaid premiums, calls or contributions. The Owner will reimburse the Mortgagee from time to time on demand for all such premiums, calls or contributions paid by the Mortgagee, together with interest at the Default Rate from the date of payment by the Mortgagee until the date of reimbursement.
5.16	The Owner shall comply strictly with the requirements of any legislation relating to pollution or protection of the environment which may from time to time be applicable to the Vessel in any jurisdiction in which the Vessel shall trade and in particular (if the Vessel is to trade in the United States of America and Exclusive Economic Zone (as defined in the Act)) the Owner shall comply strictly with the requirements of the United States Oil Pollution Act 1990 (the “Act”). Before any such trade is commenced and during the entire period during which such trade is carried on, the Owner shall:
5.16.1	pay any additional premiums required to maintain protection and indemnity cover for oil pollution in amounts of up to one billion Dollars ($1,000,000,000); and
5.16.2	make all such quarterly or other voyage declarations as may from time to time be required by the Vessel’s protection and indemnity association in order to maintain such cover, and promptly deliver to the Mortgagee copies of such declarations; and
5.16.3	submit the Vessel to such additional periodic, classification, structural or other surveys which may be required by the Vessel’s protection and indemnity insurers to maintain cover for such trade and promptly deliver to the Mortgagee copies of reports made in respect of such surveys; and
5.16.4	implement any recommendations contained in the reports issued following the surveys referred to in Clause 5.16.3 within the relevant time limits, and provide evidence satisfactory to the Mortgagee that the protection and indemnity insurers are satisfied that this has been done; and
5.16.5	in addition to the foregoing (if such trade is in the United States of America and Exclusive Economic Zone):

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(aa)	obtain and retain a certificate of financial responsibility under the Act in form and substance satisfactory to the United States Coast Guard and provide the Mortgagee with a copy; and
(bb)	procure that the protection and indemnity insurances do not contain a US Trading Exclusion Clause or any other analogous provision and provide the Mortgagee with evidence that this is so; and
(cc)	comply strictly with any operational or structural regulations issued from time to time by any relevant authorities under any act or convention relating to oil pollution so that at all times the Vessel falls within the provisions which limit strict liability under that act for oil pollution.
5.17	The Mortgagee agrees and covenants that after an Event of Default has been cured or remedied and provided that (i) no other Event of Default has occurred and is continuing and/or (ii) the Finance Parties have not exercised their nights under clause 12.1 of the Loan Agreement, that it will promptly rescind any and all notices given to any broker, underwriter or association to make all insurance payments to the Mortgagee.
6	Operation and Maintenance

The Owner covenants with the Mortgagee:
6.1	to keep the Vessel seaworthy and in a state of repair and in compliance with the requirements from time to time of all applicable laws, conventions and regulations and of her insurers; and
6.2	to maintain the registration of the Vessel under its current flag or a flag approved by the Mortgagee; to effect and maintain registration of the Mortgage at the Vessel’s ship registry; and not cause nor permit to be done any act or omission as a result of which either of those registrations might be defeated or imperilled; and
6.3	to maintain the Vessel in a condition entitling the Vessel to the highest class applicable to vessels of her type with a classification society as required by the Loan Agreement and free of recommendations affecting class; and

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6.4	to comply in all material respects with all laws, conventions and regulations applicable to the Owner or to the Vessel and to carry on board the Vessel all certificates and other documents which may from time to time be required to evidence such compliance; and
6.5	not without the prior written consent of the Mortgagee, which consent will not be unreasonably withheld or delayed, to make, nor permit nor cause to be made, any material change in the structure, type or speed of the Vessel; and
6.6	to procure that all repairs to the Vessel or replacements of parts or equipment of the Vessel are effected in such a way as not to materially diminish the value of the Vessel and with replacement parts or equipment the property of the Owner and free of all Encumbrances (other than Permitted Encumbrances, the Mortgage and this Deed); and
6.7	to permit the Mortgagee and all persons appointed by the Mortgagee to board the Vessel from time to time during the Facility Period to inspect the Vessel’s state and condition, upon reasonable advance notice and without interfering with the Vessel’s operation and, if the Vessel shall not be in a state and condition which complies with the requirements of this Deed, after giving to the Owner reasonably detailed notice of the noncompliance and a reasonable opportunity to complete required repairs to effect such repairs as shall in the opinion of the Mortgagee be desirable to ensure such compliance, without prejudice to the Mortgagee’s other rights under or pursuant to the Mortgage or this Deed; and
6.8	promptly to notify the Mortgagee of any arrest or detention of the Vessel, and to cause the Vessel to be released from arrest or detention as quickly as possible, and in any event within fourteen days from the date of arrest or detention, and promptly to notify the Mortgagee in the same manner of the release of the Vessel; and
6.9	from time to time on request of the Mortgagee to produce to the Mortgagee written evidence satisfactory to the Mortgagee confirming that the master and crew of the Vessel have no claims for wages beyond the ordinary arrears and that the master has no claim for disbursements other than those properly incurred by him in the ordinary course of trading of the Vessel; and

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6.10	not during the Facility Period to sell, agree to sell, or otherwise dispose of, or agree to dispose of, any shares in the Vessel unless the Owner complies with clause 5.6 of the Loan Agreement; and
6.11	not during the Facility Period to change the name of the Vessel without notice to the Mortgagee; and
6.12	in the event of any requisition or seizure of the Vessel, to take all lawful and reasonable steps to recover possession of the Vessel as soon as it is entitled to do so; and
6.13	to give to the Mortgagee from time to time during the Facility Period on request such information as the Mortgagee may reasonably require with regard to the Vessel’s employment, position and state of repair and, on the Mortgagee’s reasonable request, to supply the Mortgagee with copies of all charterparties and other contracts of employment relating to the Vessel; and
6.14	to comply with all requirements from time to time of the Vessel’s classification society and to give to the Mortgagee from time to time during the Facility Period on request copies of all classification certificates of the Vessel and reports of surveys required by the Vessel’s classification society (the Owner by its execution of this Deed irrevocably authorising the Mortgagee to obtain such information and documents from the Vessel’s classification society as the Mortgagee may from time to time require), and to notify the Mortgagee promptly of any requirement or recommendation imposed by the Vessel’s classification society; and
6.15	not during hostilities (whether or not a state of war shall formally have been declared and including, without limitation, any civil war) to permit the Vessel to be employed in carrying any goods which may be declared to be contraband of war or which may render the Vessel liable to confiscation, seizure, detention or destruction, nor to permit the Vessel to enter any area which is declared a war zone by any governmental authority or by the Vessel’s insurers unless the Mortgagee shall have consented to that employment or voyage in writing, which consent (if given) shall be conditional on the Owner effecting at its own expense such additional insurances as the Mortgagee shall consider necessary or desirable and, if required by the Mortgagee, specifically assigning those insurances to the Mortgagee by such documents as the Mortgagee may require; and

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6.16	not without the prior written consent of the Mortgagee to let the Vessel on any demise charter or on any time charter, consecutive voyage charter or other contract of employment which (inclusive of any extension option) is capable of exceeding twelve months nor to employ the Vessel in any way which might impair the security created by the Security Documents; and
6.17	not without the prior written consent of the Mortgagee to enter into any agreement or arrangement for sharing the Earnings; and
6.18	duly to perform (unless prevented by force majeure), and to take all necessary steps to enforce the performance by charterers and shippers of all material provisions of charterparties and other contracts of employment and all bills of lading and other contracts relating to the Vessel; and
6.19	not following the occurrence and during the continuation of an Event of Default to let the Vessel on charter or renew or extend any charter or other contract of employment of the Vessel, nor agree to do so, without the prior written consent of the Mortgagee; and
6.20	to pay and discharge when due from time to time all taxes, levies, duties, fines and penalties imposed on the Vessel or the Earnings, or on the Owner, its income, profits, capital gains or any of its property, except those amounts that are being contested in good faith by appropriate proceedings and where the Owner has set aside sufficient reserves therefor, and where the failure to pay such amounts would not reasonably be expected to result in a Material Adverse Effect; and
6.21	not at any time during the Facility Period without the prior written consent of the Mortgagee (and then subject to such conditions as the Mortgagee may reasonably impose) to create nor grant nor permit to exist any Encumbrance over the Vessel or any share in the Vessel or any of the Assigned Property other than any Permitted Encumbrances existing from time to time; and
6.22	to notify the Mortgagee promptly after the Owner becomes aware of any legal proceedings or arbitration involving the Vessel or the Owner where the amount claimed by any party (ignoring any counterclaim or defence of set-off) exceeds or may reasonably be expected to exceed the Threshold Amount; and

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6.23	not without the prior written consent of the Mortgagee to put the Vessel into the possession of any person for the purpose of work or repairs estimated to cost more than the Threshold Amount (except for repairs the cost of which is recoverable under the Insurances, except for applicable deductibles, and in respect of which the insurers have agreed to make payment in accordance with any applicable loss payable clause); and
6.24	to keep proper books of account in respect of the Vessel and the Earnings and as and when reasonably required by the Mortgagee to make such books available for inspection on behalf of the Mortgagee provided there shall be no disruption or interference to the Owner’s business or operations; and
6.25	not without the prior written consent of the Mortgagee, which consent will not be unreasonably withheld or delayed, to appoint anyone as commercial or technical managers of the Vessel, nor to terminate nor materially vary the arrangements for the commercial or technical management of the Vessel, nor to permit the commercial or technical management of the Vessel to be sub-contracted or delegated to any third party; and
6.26	to take all reasonable precautions to prevent any infringements by the Owner of any anti drug legislation in any jurisdiction in which the Vessel shall trade and in particular (if the Vessel is to trade in the United States of America) to take all reasonable precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America and for this purpose, if required, to enter into a “Carrier Initiative Agreement” with the United States’ Customs Service and, if required, to procure that the same or a similar agreement is maintained in full force and effect and that the Owner’s obligations under that agreement are performed in all material respects in respect of the Vessel; and
6.27	to comply, or procure that the operator of the Vessel will comply in all material respects, with the International Management Code for the Safe Management of Ships and for Pollution Prevention adopted by the International Maritime Organisation (as the same may be amended from time to time) (the “ISM Code”) or any replacement of the ISM Code and in particular, without limitation, to:

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6.27.1	procure that the Vessel remains for the duration of the Facility Period subject to a safety management system developed and implemented in accordance with the ISM Code;
6.27.2	maintain for the Vessel throughout the Facility Period a valid and current safety management certificate issued under paragraph 13.7 of the ISM Code (“SMC”) and provide a copy to the Mortgagee;
6.27.3	procure that the company responsible for the Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code (“ISM Company”) maintains throughout the Facility Period a valid and current Document of Compliance issued for the ISM Company under paragraph 13.2 of the ISM Code (“DOC”) and provide a copy to the Mortgagee; and
6.27.4	notify the Mortgagee promptly in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessel or of the DOC of the ISM Company; and
6.28	to comply in relation to the Vessel with the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended from time to time) (the “ISPS Code”) or any replacement of the ISPS Code and in particular, without limitation, to:
6.28.1	procure that the Vessel and the company responsible for the Vessel’s compliance with the ISPS Code comply with the ISPS Code;
6.28.2	maintain for the Vessel throughout the Facility Period a valid and current International Ship Security Certificate issued under the ISPS Code (“ISSC”) and provide a copy to the Mortgagee;
6.28.3	notify the Mortgagee immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC; and
6.29	to comply in relation to the Vessel with Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997) (as the same may be amended from time to time) (“Annex VI”) or any replacement of Annex VI and in particular, without limitation, to:

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6.29.1	procure that the Vessel’s master and crew are familiar with, and that the Vessel complies with, Annex VI; and
6.29.2	maintain for the Vessel throughout the Facility Period a valid and current International Air Pollution Prevention Certificate issued under Annex VI (“IAPPC”) and provide a copy to the Mortgagee; and
6.29.3	notify the Mortgagee promptly in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC.
7	Mortgagee’s Powers
7.1	If an Event of Default shall occur and be continuing, and the Agent shall demand payment of all or any part of the Indebtedness, the security constituted by the Mortgage and this Deed shall become immediately enforceable and the Mortgagee shall be entitled to exercise all or any of the rights, powers, discretions and remedies vested in the Mortgagee by this Clause without any requirement for any court order or declaration that an Event of Default has occurred. The Mortgagee’s right to exercise those rights, powers, discretions and remedies shall be in addition to and without prejudice to all other rights, powers, discretions and remedies to which it may be entitled, whether by statute or otherwise. The Mortgagee shall be entitled to exercise its rights, powers, discretions and remedies, and whether or not any previous default shall have been waived, and in particular without the limitations contained in Section 103 of the Law of Property Act 1925 or any statutory provision which the Mortgagee considers analogous to that section under the law of any other relevant jurisdiction.
7.2	In the circumstances described in Clause 7.1, the Mortgagee shall be entitled (but not obliged) to:
7.2.1	take possession of the Vessel wherever she may be; and/or
7.2.2	discharge the master and crew of the Vessel and employ a new master and crew; and/or
7.2.3	navigate the Vessel to such places as the Mortgagee may decide or detain or lay up the Vessel; and/or

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7.2.4	in the name of the Mortgagee or the name of the Owner, demand, sue for, receive and give a good receipt for all sums due to the Owner in connection with the Vessel and, in the name of the Mortgagee or the name of the Owner or the name of the Vessel, commence such legal proceedings as it may consider appropriate, or conduct the defence of any legal proceedings commenced against the Vessel or the Owner in its capacity as owner of the Vessel; and/or
7.2.5	sell or dispose of all or any shares in the Vessel either by private treaty or auction, on such terms as the Mortgagee shall think fit (including deferred payment terms and with or without the benefit of any charterparty or other contract of employment), with the power to make a loan on such terms as the Mortgagee may decide to any prospective purchaser to assist in the purchase of the Vessel, and the power to postpone any sale, without being liable for any loss caused by any such sale or the postponement of any such sale; and/or
7.2.6	replace or repair any part of the Vessel or alter her to suit the Mortgagee’s requirements and put her through all appropriate surveys; and/or
7.2.7	employ agents, servants and others on such terms as the Mortgagee may in its discretion determine; and/or
7.2.8	charter or load the Vessel on such terms and for the carriage of such cargoes as the Mortgagee may in its discretion determine.
7.3	For the avoidance of doubt, if the Mortgagee takes any action or enters into or completes any transaction pursuant to Clause 7.2 after an Event of Default has been remedied, that action or transaction shall not be affected by the remedying of the Event of Default.
8	Ancillary Provisions
8.1	In connection with the exercise of its rights, powers, discretions and remedies under Clause 7 or otherwise as mortgagee of the Vessel, the Mortgagee shall have power to buy in, rescind or vary any contract for sale of the Vessel and generally to do all things in connection with the sale of the Vessel as it shall think fit.

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8.2	On any sale of the Vessel by the Mortgagee, the purchaser shall not be bound to enquire whether the Mortgagee’s power of sale has become exercisable or whether its exercise has become expedient, and the purchaser shall not be affected by any notice that the sale was or may have been irregular in any way. The receipt of the Mortgagee for any amounts paid to it shall be a complete discharge to the purchaser who shall not be concerned with the application of the payment or be answerable for any misapplication. As regards any purchaser, any such sale shall be deemed to be within the power of sale conferred on the Mortgagee by this Deed and at law and any remedy of the Owner in respect of any irregularity or impropriety shall be in damages only.
8.3	If the Mortgagee takes possession of the Vessel and until sale the Mortgagee shall be entitled to deal with the Vessel in all respects as if it were the owner of the Vessel.
8.4	The Mortgagee shall be entitled to recover from the Owner on demand all losses, expenses, payments and disbursements incurred by the Mortgagee in or about or incidental to the exercise by it of any of its rights, powers, discretions and remedies under Clause 7 or otherwise as mortgagee of the Vessel together with interest at the Default Rate.
8.5	No failure to exercise, nor any delay in exercising, on the part of the Mortgagee, any right or remedy under Clause 7 or otherwise as mortgagee of the Vessel shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.
8.6	The Mortgagee may at any time and from time to time delegate to any person all or any of its rights, powers, discretions and remedies pursuant to the Security Documents on such terms as the Mortgagee may consider appropriate (including the power to sub-delegate).
8.7	Every right, power, discretion and remedy conferred on the Mortgagee under or pursuant to the Security Documents shall be cumulative and in addition to every other right, power, discretion or remedy to which the Mortgagee may at any time be

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entitled by law or in equity. The Mortgagee may exercise each of its rights, powers, discretions and remedies as often and in such order as it deems appropriate.
8.8	Neither the Mortgagee nor any agent or employee of the Mortgagee shall be liable for any losses which may be incurred in or about the exercise of any of the rights, powers, discretions or remedies of the Mortgagee under or pursuant to the Mortgage or this Deed, nor liable as mortgagee in possession for any loss on realisation or for any neglect or default of any nature for which a mortgagee in possession might otherwise be liable other than any loss resulting from the wilful misconduct or gross negligence of the Mortgagee.
9	Receiver
9.1	At any time after the occurrence and during the continuation of an Event of Default the Mortgagee may (but shall not be obliged to) appoint any person to be receiver and/or manager of the Vessel and/or any of the Assigned Property.
9.2	The appointment of a receiver and/or manager by the Mortgagee may be made in writing under the hand of any authorised signatory of the Mortgagee.
9.3	The Mortgagee shall have the power to authorise any joint receiver and/or manager to exercise any or all of his powers independently of any other joint receiver and/or manager.
9.4	The Mortgagee may at any time and from time to time remove any receiver and/or manager from office and appoint a replacement.
9.5	The Mortgagee shall have the power from time to time to fix the remuneration of any receiver and/or manager on the basis of charging from time to time adopted by him or his firm and any receiver and/or manager shall not be limited to any maximum amount or rate specified by law.
9.6	Any receiver and/or manager appointed pursuant to this Clause shall be the agent of the Owner and the Owner shall be solely responsible for his acts and defaults and for the payment of his remuneration.
9.7	Any receiver and/or manager appointed pursuant to this Clause shall have all the powers provided for in Schedule 1 of the Insolvency Act 1986 without restriction, and in particular without the restrictions contained in Section 103 of the Law of

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Property Act 1925 or any other statutory or other restriction which the Mortgagee may consider analogous under the laws of any other jurisdiction.

9.8	Without limitation, any receiver and/or manager shall have power on behalf of the Owner (and at the Owner’s expense) to do or omit to do anything which the Owner could do or omit to do in relation to the Vessel or any of the Assigned Property and may exercise all or any of the rights, powers, discretions and remedies conferred on the Mortgagee by the Security Documents or at law.

9.9	No receiver and/or manager shall be liable as mortgagee in possession to account or be liable for any loss on realisation of, or any default of any nature in connection with, the Vessel or any of the Assigned Property or the exercise of any of the rights, powers, discretions and remedies vested in the receiver and/or manager by virtue of the Security Documents or at law.
10	Application of Moneys

All amounts received by the Mortgagee arising from the exercise by the Mortgagee of its rights, powers, discretions and remedies under or pursuant to the Mortgage and this Deed (including, without limitation, all amounts received by the Mortgagee in connection with the taking possession and/or sale of the Vessel, any chartering or other use of the Vessel by the Mortgagee, and any claims for damages or claims on any insurance received by the Mortgagee while in possession of or while chartering or using the Vessel) shall, unless otherwise agreed by the Mortgagee or otherwise expressly provided in the Loan Agreement, be applied by the Mortgagee in or towards satisfaction, or by way of retention on account, of the Indebtedness, in accordance with clause 12.3 of the Loan Agreement.

11	Power of Attorney
11.1	The Owner by way of security irrevocably appoints the Mortgagee and any receiver and/or manager appointed by the Mortgagee severally to be its attorney (with unlimited power of substitution and delegation) with power (in the name of the Owner or otherwise) to do all acts which the Owner could do in connection with the Vessel or the Assigned Property including, without limitation, to execute and deliver a bill of sale transferring title in the Vessel to a third party and to give a good receipt for any purchase price.

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11.2	The Mortgagee agrees that it will not, nor permit any receiver and/or manager appointed by it to, exercise any of its powers as attorney of the Owner unless an Event of Default shall have occurred and be continuing, but the exercise of any such powers by the Mortgagee shall not put any person dealing with the Mortgagee on enquiry as to whether an Event of Default has occurred.

11.3	The exercise by the Mortgagee or by any receiver and/or manager of any of their powers as attorney of the Owner shall be conclusive evidence (as between the Mortgagee and any third party) of their right to do so.
12	Partial Invalidity

If, at any time, any provision of the Mortgage or this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

13	Further Assurance

The Owner agrees that from time to time on the written request of the Mortgagee it will promptly execute and deliver to the Mortgagee all further documents which the Mortgagee may require for the purpose of perfecting or protecting the security intended to be created by the Mortgage and this Deed.

14	Miscellaneous
14.1	In the event of there being any conflict between this Deed and the Loan Agreement, the Loan Agreement shall prevail.

14.2	All the covenants and agreements of the Owner in this Deed shall bind the Owner and its successors and permitted assignees and shall inure to the benefit of the Finance Parties and their respective successors, transferees and assignees.

14.3	The representations and warranties on the part of the Owner contained in this Deed shall survive the execution of the Mortgage and this Deed and the registration of the Mortgage.

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14.4	The rights of the Mortgagee under the Mortgage and this Deed shall not be affected by any change in the constitution of the Owner or by the liquidation, bankruptcy or insolvency of the Owner.

14.5	No variation or amendment of this Deed shall be valid unless in writing and signed on behalf of the Owner and the Mortgagee.

14.6	Other than the Finance Parties, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.
15	Discharge of Security
15.1	Following the expiry of the Facility Period the Mortgagee will, at the cost of and on the request of the Owner, promptly execute and deliver to the Owner a discharge, release or reassignment of the Mortgage.

15.2	Any discharge, release or reassignment by the Mortgagee of any of the security constituted by, or any of the obligations of the Owner contained in, any of the Security Documents shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.
16	Notices

The provisions of clause 16 of the Loan Agreement shall apply (mutatis mutandis) to this Deed as if it were set out in full with references to this Deed substituted for references to the Loan Agreement.

17	Counterparts

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

18	Law and Jurisdiction
18.1	This Deed shall in all respects be governed by and interpreted in accordance with English law.

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18.2	For the exclusive benefit of the Mortgagee, the Owner irrevocably agrees that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Deed and that any proceedings may be brought in those courts.

18.3	Nothing contained in this Clause shall limit the right of the Mortgagee to commence any proceedings against the Owner in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Owner in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

18.4	The Mortgagee shall in addition have the right to arrest and take action against the Vessel and/or any other vessel for the time being belonging to the Owner wherever it or they may be, for which purpose the Owner irrevocably agrees that any claim form, notice, judgment or other legal process may be served on the Owner in the manner set out in Clause 18.6 or on the Vessel or on the master (or anyone acting as the master) of the Vessel or of the vessel against which the action is taken, which shall be deemed good service on the Owner, the Vessel or such other vessel for all purposes.

18.5	The Owner irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

18.6	Without prejudice to any other mode of service allowed under any relevant law, the Owner:
18.6.1	irrevocably appoints USG (U.K.) Ltd, 1 Swan Road, South West Industrial Estate, Peterlee, County Durham, SR8 2HS, Attention: Secretary, as its agent for service of process in relation to any proceedings before the English courts; and

18.6.2	agrees that failure by a process agent to notify the Owner of the process will not invalidate the proceedings concerned.

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IN WITNESS of which this Deed has been duly executed and delivered the day and year first before written.

SIGNED SEALED and DELIVERED	)
as a DEED	)
by GYPSUM TRANSPORTATION	)
LIMITED	)
acting by	)
)
its duly authorised	)
)
in the presence of:	)

SIGNED and DELIVERED	)
as a DEED	)
by DVB BANK SE	)
acting by	)
)
its duly authorised	)
)
in the presence of:	)

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SCHEDULE 3
Form of Assignment

EXECUTION VERSION
DATED                                2008
GYPSUM TRANSPORTATION LIMITED
— to —
DVB BANK SE

DEED OF ASSIGNMENT
m.v. “GYPSUM CENTENNIAL”

STEPHENSON HARWOOD
One, St. Paul’s Churchyard
London EC4M 8SH
Tel: 020 7329 4422
Fax: 020 7329 7100
Ref: 819/1575/47-00986

CONTENTS
Page

1 Definitions and Interpretation	2

2 Covenant to Pay and Perform	4

3 Assignment	4

4 Ancillary Provisions	6

5 Application of Moneys	6

6 Power of Attorney	7

7 Partial Invalidity	7

8 Further Assurance	7

9 Miscellaneous	7

10 Re-Assignment	8

11 Notices	8

12 Counterparts	8

13 Law and Jurisdiction	8

APPENDIX A	11

APPENDIX B	12

APPENDIX C	13

APPENDIX D	15

Acknowledgement	17

DEED OF ASSIGNMENT
Dated:       2008
BY:
(1)	GYPSUM TRANSPORTATION LIMITED, a company incorporated according to the law of Bermuda whose registered office is at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (the “Owner”)
IN FAVOUR OF:
(2)	DVB BANK SE with its registered office in Frankfurt and acting through its office at Parklaan 2, 3016BB Rotterdam, The Netherlands (the “Assignee”).
WHEREAS:
(A)	Each of the banks listed in Schedule 1 to the Loan Agreement (as defined below) (collectively the “Banks”) has agreed to advance to the Owner its respective Commitment of an aggregate amount not exceeding the total of (i) the lesser of forty million Dollars ($40,000,000) and fifty per centum (50%) of the Market Value of Vessel A (in respect of Tranche A) and (ii) the lesser of fifty million Dollars ($50,000,000) and fifty per centum (50%) of the Market Value of Vessel B (in respect of Tranche B) (the “Loan”) on the terms and subject to the conditions set out in a loan agreement dated 2008 made between the Owner (as borrower), the Banks (as lenders), and the Assignee as agent and security trustee for the Banks (the “Loan Agreement”).
(B)	Pursuant to the Loan Agreement, and as a condition precedent to the several obligations of the Banks to make the Loan available to the Owner, the Owner has, amongst other things, agreed to execute and deliver in favour of the Assignee as security trustee for the Finance Parties a first priority statutory mortgage of the Owner’s Bermuda flag vessel m.v. “GYPSUM CENTENNIAL” (the “Vessel” and together with the m.v. “GYPSUM INTEGRITY” the “Vessels”) together with a collateral deed of covenants (together the “Mortgage”) and this Deed as security for the payment of the Indebtedness.
(C)	The Owner is the legal and beneficial owner of the Vessel and the Assigned Property and has executed the Mortgage on the same date as this Deed.
THIS DEED WITNESSES as follows:

1	Definitions and Interpretation
1.1	In this Deed:

“Assigned Property” means the Insurances, the Earnings and the Requisition Compensation and the CoA Rights.

“CoAs” means each of:-
(a)	the contract of affreightment commencing as of January 1, 2008 made between the Borrower and United States Gypsum Company;

(b)	the contract of affreightment dated 30 October 2007 made between the Borrower and Public Service of New Hampshire Company;

(c)	the contract of affreightment dated 18 April 2008 made between the Borrower and Mt. Tom Generating Co. LLC; and

(d)	any future contracts of affreightment to be entered into by the Borrower in respect of the Vessel
(each a “COA”).
“CoA Rights” means all of the rights of the Borrower under or pursuant to the CoAs.

“Earnings” means all hires, freights, pool income and other sums payable to or for the account of the Owner in respect of the Vessel including (without limitation) all payments under the CoAs remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.

“Finance Parties” means the Assignee and the Banks and “Finance Party” means any one of them.

“Indebtedness” means the Loan; all other sums of any nature (together with all interest on any of those sums) which from time to time may be payable by the Owner to the Banks or to the Assignee pursuant to the Security Documents; any

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damages payable as a result of any breach by the Owner of any of the Security Documents; and any damages or other sums payable as a result of any of the obligations of the Owner under or pursuant to any of the Security Documents being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessel or her increased value or the Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“Requisition Compensation” means all compensation or other money which may from time to time be payable to the Owner as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Security Documents” means the Loan Agreement, the Mortgages, the Assignments, the Guarantee, the Account Security Deed, the Managers’ Undertakings or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness.
1.2	Unless otherwise specified in this Deed, or unless the context otherwise requires, all words and expressions defined in the Loan Agreement shall have the same meaning when used in this Deed.

1.3	In this Deed:
1.3.1	words denoting the plural number include the singular and vice versa;

1.3.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.3.3	references to Clauses are references to clauses of this Deed;

1.3.4	references to this Deed include the recitals to this Deed;

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1.3.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Deed;

1.3.6	references to any document (including, without limitation, to any of the Security Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.3.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted; and

1.3.8	references to any Finance Party include its successors, transferees and assignees.
2	Covenant to Pay and Perform

The Owner agrees to pay to the Finance Parties all moneys comprised in the Indebtedness and to perform all its other obligations arising out of the Security Documents as and when the same shall be due for payment or performance.

3	Assignment
3.1	In order to secure the payment of the Indebtedness and the performance by the Owner of all its other obligations under or arising out of the Security Documents the Owner with full title guarantee assigns and agrees to assign absolutely and unconditionally to the Assignee as security trustee for the Finance Parties all the Owner’s right, title and interest, present and future, in and to the Assigned Property.

3.2	The Owner warrants that it has not disposed of, nor created or permitted any Encumbrance or other third party right to arise on or over, any of the Assigned Property other than Permitted Encumbrances.

3.3	The Owner undertakes:
3.3.1	immediately following the execution of this Deed and at any other time reasonably required by the Assignee during the Facility Period, to give written notice (materially in the form set out in Appendix A or in such other

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form as the Assignee may require) to the underwriters (or, in the case of entries in protection and indemnity or war risks associations or clubs, to the managers of those associations or clubs) of the assignment of the Insurances contained in this Deed; and

3.3.2	immediately following the execution of this Deed and at any other time required by the Assignee during the Facility Period, to give to the Assignee a written authority (materially in the form set out in Appendix B or in such other form as the Assignee may require) addressed to the managers of each protection and indemnity or war risks association or club in which the Vessel is entered irrevocably authorising those managers to give to the Assignee or its agents such information and documents relating to the entry of the Vessel in the association or club as the Assignee may from time to time reasonably require; and

3.3.3	to procure that a loss payable clause materially in the form set out in Appendix C (or in such other form as the Assignee may approve) or, in the case of entries in a protection and indemnity association, a note of the Assignee’s interest in such form as the Assignee may approve, shall be endorsed on or attached to the policies, cover notes or certificates of entry relating to the Insurances and that letters of undertaking in such form as the Assignee may approve shall be issued to the Assignee by the brokers through whom the Insurances are placed (or, in the case of entries in protection and indemnity or war risks associations, by their managers); and

3.3.4	immediately following the execution of this Deed in respect of the existing COAs and immediately following the execution of any future COAs to give written notice (materially in the form of Appendix D or in such other form as the Assignee may require) to the counterparties to each CoA of the assignment of the Earnings contained in this Deed, and to procure the acknowledgement of that notice by such counterparties in the manner provided in the notice; and

3.3.5	from time to time immediately on the written request of the Assignee to give such further written notice in such form as the Assignee shall reasonably require of the assignment of the Earnings and/or the Requisition Compensation contained in this Deed.

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4	Ancillary Provisions
4.1	The Owner undertakes to reimburse the Assignee on demand for all reasonable sums which the Assignee may from time to time pay or become liable for in or about the protection, maintenance or enforcement of the rights created in favour of the Assignee by this Deed or in or about the exercise by the Assignee of any of the powers vested in it under or pursuant to this Deed, together in each case with interest at the Default Rate from the date when those sums were paid by the Assignee until the date of actual receipt, before or after any relevant judgment, and to keep the Assignee fully and effectually indemnified from and against all actions, losses, claims, proceedings, costs, demands and liabilities which the Assignee may suffer or incur under or in connection with the Assigned Property, except when due to the Assignee’s wilful misconduct or gross negligence.

4.2	Notwithstanding the assignments contained in this Deed, the Assignee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under or in connection with this Deed nor to make any claim or take any other action to collect any money or to enforce any rights or benefits assigned to the Assignee by this Deed or to which the Assignee may at any time be entitled under or pursuant to this Deed.

4.3	The Owner shall remain liable to perform all the obligations assumed by it in relation to the Assigned Property and the Assignee shall be under no obligation of any kind in respect of the Assigned Property nor under any liability in the event of any failure by the Owner to perform, or breach by the Owner of, any of those obligations.

4.4	The Owner undertakes to hold the original copies of any and all documents in connection with any of the Assigned Property to the order of the Assignee.
5	Application of Moneys
5.1	The benefits and proceeds of any of the Insurances shall be distributed in accordance with the terms of any relevant loss payable clause referred to in Clause 3.3.3.

5.2	Subject to Clause 5.1, the benefits and proceeds of any of the Assigned Property shall, unless otherwise agreed by the Assignee or otherwise expressly provided in

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the Loan Agreement, be applied by the Assignee in or towards satisfaction, or by way of retention on account, of the Indebtedness, in such manner as the Assignee may in its discretion determine.
6	Power of Attorney

So far as may be necessary to give effect to this Deed the Owner hereby irrevocably appoints the Assignee its attorney (with unlimited power of substitution and delegation) for the purpose of doing in the name of the Owner all acts which the Owner could do in relation to the Assigned Property. Such power of attorney shall only be exercisable during the continuance of an Event of Default. The Assignee shall advise the Owner of the exercise of such power of attorney pursuant to this Clause, promptly following the exercise of such power of attorney.

7	Partial Invalidity

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

8	Further Assurance

The Owner agrees that from time to time on the written request of the Assignee it will immediately execute and deliver to the Assignee all further documents which the Assignee may reasonably require for the purpose of obtaining the full benefits of this Deed.

9	Miscellaneous
9.1	In the event of there being any conflict between this Deed and the Loan Agreement or the Mortgage, the Loan Agreement or the Mortgage (as the case may be) shall prevail.

9.2	All the covenants and agreements of the Owner in this Deed shall bind the Owner and its successors and permitted assignees and shall inure to the benefit of the Finance Parties and their respective successors, transferees and assignees.

9.3	The representations and warranties on the part of the Owner contained in this Deed shall survive the execution of this Deed.

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9.4	The rights of the Assignee under this Deed shall not be affected by any change in the constitution of the Owner or by the liquidation, bankruptcy or insolvency of the Owner.

9.5	No variation or amendment of this Deed shall be valid unless in writing and signed on behalf of the Owner and the Assignee.

9.6	Other than the Finance Parties, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.
10	Re-Assignment

Following the expiry of the Facility Period the Assignee will, at the cost of and on the request of the Owner, promptly execute and deliver a re-assignment to the Owner of the Assigned Property, to the extent then still subsisting and capable of re-assignment.

11	Notices

The provisions of clause 16 of the Loan Agreement shall (mutatis mutandis) apply to this Deed as if it were set out in full with references to this Deed substituted for references to the Loan Agreement.

12	Counterparts

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

13	Law and Jurisdiction
13.1	This Deed shall in all respects be governed by and interpreted in accordance with English law.

13.2	For the exclusive benefit of the Assignee, the Owner irrevocably agrees that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Deed and that any proceedings may be brought in those courts.

13.3	Nothing contained in this Clause shall limit the right of the Assignee to commence any proceedings against the Owner in any other court of competent jurisdiction nor

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shall the commencement of any proceedings against the Owner in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

13.4	The Owner irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

13.5	Without prejudice to any other mode of service allowed under any relevant law, the Owner:
13.5.1	irrevocably appoints USG (U.K.) Ltd, 1 Swan Road, South West Industrial Estate, Peterlee, County Durham, SR8 2HS, Attention: Secretary, as its agent for service of process in relation to any proceedings before the English courts; and

13.5.2	agrees that failure by a process agent to notify the Owner of the process will not invalidate the proceedings concerned.

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IN WITNESS of which this Deed has been duly executed and delivered the day and year first before written.

SIGNED and DELIVERED	)
as a DEED	)
by GYPSUM TRANSPORTATION	)
LIMITED	)
acting by	)
)
its duly authorised	)
)
in the presence of:	)

SIGNED and DELIVERED	)
as a DEED	)
by DVB BANK SE	)
acting by	)
)
its duly authorised	)
)
in the presence of:	)

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APPENDIX A
NOTICE OF ASSIGNMENT
(For attachment by way of endorsement to all policies, contracts and cover notes)
We, Gypsum Transportation Limited of Clarendon House, 2 Church Street, Hamilton HM11, Bermuda, the owner of the m.v. “Gypsum Centennial” (the “Vessel”) GIVE NOTICE that, by an assignment in writing dated                  2008, we assigned to DVB Bank SE with its registered office in Frankfurt, acting through its office at Parklaan 2, 3016BB Rotterdam, The Netherlands (as security trustee for itself and others) all our right, title and interest in and to all insurances effected or to be effected in respect of the Vessel, including the insurances constituted by the policy on which this notice is endorsed, and including all money payable and to become payable thereunder or in connection therewith (including return of premiums).

Signed:
For and on behalf of Gypsum Transportation Limited
Dated:             2008

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APPENDIX B
To:    Willis
We, Gypsum Transportation Limited of Clarendon House, 2 Church Street, Hamilton HM11, Bermuda, the owner of the m.v. “Gypsum Centennial” (the “Vessel”) irrevocably authorise you to disclose to DVB Bank SE (the “Assignee”) or its agents all information and documents relating to the entry of the Vessel in [name of association or club] as the Assignee or its agents may from time to time require.
Please note that this authority may not be varied or revoked without the prior written consent of the Assignee.

Signed:
For and on behalf of Gypsum Transportation Limited

Dated:             2008

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APPENDIX C
Loss Payable Clause
It is noted that, by an assignment in writing collateral to a first priority statutory mortgage and deed of covenants both dated                           2008 (together the “Mortgage”), Gypsum Transportation Limited of Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (the “Owner”), owner of the vessel m.v. “GYPSUM CENTENNIAL” (the “Vessel”), assigned absolutely to DVB Bank SE with its registered office in Frankfurt, acting through its office at Parklaan 2, 3016BB Rotterdam, The Netherlands (as security trustee for itself and others) (the “Mortgagee”) this policy and all benefits of this policy, including all claims of any nature (including return of premiums) under this policy.
Claims payable under this policy in respect of a total or constructive total or an arranged or agreed or compromised total loss or unrepaired damage and all claims which (in the opinion of the Mortgagee) are analogous thereto shall be payable to the Mortgagee up to the Mortgagee’s mortgage interest.
Subject thereto, all other claims, unless and until underwriters have received notice from the Mortgagee of an event of default under the Mortgage, in which event all claims under this policy shall be payable directly to the Mortgagee up to the Mortgagee’s mortgage interest, shall be payable as follows:
(i)	a claim in respect of any one casualty where the aggregate claim against all insurers does not exceed FIVE HUNDRED THOUSAND UNITED STATES DOLLARS (US$500,000) or the equivalent in any other currency, prior to adjustment for any franchise or deductible under the terms of the policy, shall be paid directly to the Owner for the repair, salvage or other charges involved or as a reimbursement if the Owner has fully repaired the damage and paid all of the salvage or other charges;

(ii)	a claim in respect of any one casualty where the aggregate claim against all insurers exceeds FIVE HUNDRED THOUSAND UNITED STATES DOLLARS (US$500,000) or the equivalent in any other currency prior to adjustment for any franchise or deductible under the terms of the policy, shall, subject to the prior written consent of the Mortgagee, be paid to the Owner as and when the Vessel is restored to her former state and condition and the liability in respect of which the insurance loss is payable is discharged, and provided that the insurers may with such consent make payment on account of repairs in the course of being effected, but, in the absence of such prior written consent shall be payable directly to the Mortgagee up to the Mortgagee’s mortgage interest.

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APPENDIX D
Notice of Assignment of Contract of Affreightment
To:
Dear Sirs
We hereby notify you that we have assigned in favour of DVB Bank SE (the “Lender”) pursuant to an assignment of created by us in favour of the Lender dated                                2008, as security for a loan made to us, all our right, title and interest in and to the Contract of Affreightment made between ourselves and yourselves dated [                ] (the “Contract”) including all monies payable by you to us in respect of the Contract.
With effect from the date you receive this notice:
(a)	all payments to be made by you to us under or in respect of the Contract should be made to our account number [ ] held with [ ] or as the Lender may otherwise specify in writing from time to time;

(b)	we remain liable to perform all the obligations assumed by us under the Contract;

(c)	no changes may be made to the Contract and no rights of termination may be exercised by us without the reasonable consent of the Lender; and

(d)	you are hereby authorised and instructed to provide to the Lender such information relating to the Contract as the Lender may request and to send to it copies of all notices issued by you under the Contract, and to provide us with copies of such request and notices.
These instructions may not be revoked or varied without the prior written consent of the Lender.
Please acknowledge receipt of this notice by signing and returning the enclosed copy of this notice to the Lender at Parklaan 2, 3016BB Rotterdam, The Netherlands.

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Yours faithfully

For and on behalf of GYPSUM TRANSPORTATION LIMITED

Date: 2008

15

Acknowledgement
of Assignment of Contract of Affreightment
To:	(i)	DVB Bank SE (the “Lender”)

	(ii)	Gypsum Transportation Limited (the “Company”)
We acknowledge receipt of the notice set out above and confirm that:
(a)	we shall comply with the terms of the notice;

(b)	we have not received notice of any other interest in respect of the Contract;

(c)	no amendment, waiver or release of any right, interest or benefit under the Contract shall be effective without the prior written consent of the Lender;

(d)	we shall not exercise any right to terminate the Contract or enforce any of our rights unless we have given 30 days’ prior written notice to the Lender of the proposed exercise or enforcement;

(e)	no default by the Company of any of the terms of the Contract shall be deemed to have occurred until the expiry of 30 days after the date notice of that default is given to the Lender with details of the steps required to remedy that default;

(f)	we consent to the assignment reflected in the notice; and

[(g)	we waive the requirement that the Lender as assignee assume in writing the obligations of the Company as assignor under the Contract, as required pursuant to paragraph 27 of the Contact and confirm that we may look only to the Company for performance under the Contract] [COA dated 1 January 2008 only.]
This acknowledgement shall be governed by English law and is executed and delivered as a deed.

16

For and on behalf of [ ]

Date:            2008

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SCHEDULE 4
Form of Managers’ Undertaking

To:	DVB BANK SE Parklaan 2 3016BB Rotterdam The Netherlands
2008
Dear Sirs
m.v. “GYPSUM CENTENNIAL” (the “Vessel”)
We refer to a loan agreement dated                      2008 (hereinafter as the same may from time to time be as amended, supplemented, novated or replaced called the “Loan Agreement”) made between the owner of the Vessel, Gypsum Transportation Limited (the “Owner”), as borrower, the banks listed in Schedule 1 to the Loan Agreement (the “Lenders”) as lenders and yourselves as agent and security trustee for the Lenders (the “Agent”), whereby the Lenders have agreed to make available to the Owner a loan of up to the lesser of ninety million Dollars ($90,000,000) and fifty per cent of the Market Value of the Vessels. The Lenders, the Agent and their respective successors, transferees and assignees are together called the “Finance Parties”.
It was a condition of the Loan Agreement that we would give you this letter in your capacity as the Agent. We therefore agree and undertake with you that, unless otherwise agreed by you, we will remain the commercial and technical managers of the Vessel and will not, without your prior written consent, sub-contract or delegate the commercial or technical management of the Vessel to any third party.
We also agree and undertake with you that we will not without your prior written consent, following your notifying us in writing that an Event of Default has occurred under the Loan Agreement and for so long as any moneys remain owing to any of the Finance Parties under the Loan Agreement:
(a)	demand or accept payment in whole or in part of any moneys owing to us by the Owner in relation to our appointment as manager of the Vessel or under any agreement entered into by us with the Owner providing for such appointment; or

(b)	take any steps to enforce our rights to recover any moneys owing to us by the Owner and more particularly (but without limitation) take or issue any judicial or other legal proceedings against the Owner or any of its property or assets (including, but without limitation, the Vessel or any share or interest in the Vessel); or

(c)	prove in the liquidation or other dissolution of the Owner in competition with any of the Finance Parties.
Any notice to be sent to us in connection with this letter should be sent to us at ([telex no.                 ] fax no.                      ).
This letter shall be governed by and construed in accordance with English law and for the exclusive benefit of the Finance Parties we hereby submit to the jurisdiction of the English courts. We hereby irrevocably appoint USG (U.K.) Limited, 1 Swan Road, South West Industrial Estate, Peterlee, County Durham, SR8 2HS as our agent to accept service of all proceedings hereunder on our behalf.
Yours faithfully

BELTSHIP MANAGEMENT LIMITED

Signed:
Name:
Title:
In the presence of:

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SCHEDULE 5
Form of Compliance Certificate
To:    DVB Bank SE (as agent and security trustee)
Dear Sirs
We refer to the loan agreement dated [            ] (the “Agreement”) made between (inter alia) yourselves and ourselves. Words and expressions defined in the Agreement shall bear the same meanings when used herein.
We hereby certify, as at [            ], that
1.	Our Value Adjusted Total Assets are [ ]; Our Value Adjusted Total Liabilities are [ ]; and our Market Adjusted Net Worth is therefore [ ].

2.	Our Borrowings are [ ]; and our Value Adjusted Equity is [ ]. Our ratio of Borrowings to Value Adjusted Equity is therefore [ ].

3.	Our Cash Reserves are [ ].

4.	Our EBITDA is [ ]; and our Debt Service is [ ]. Our ratio of EBITDA to Debt Service is therefore [ ].

5.	The current Valuations of the Vessels show an aggregate value of [ ].
As such, we are in compliance with each of the covenants set out in Clause 10.2.2 and 10.3 of the Agreement.

We further confirm that the charters or contracts of affreightment under which the Vessels operate, which are of twelve months duration or more, are as follows:-
[Brief details to be inserted]
Yours faithfully
For and on behalf of
Gypsum Transportation Limited

APPENDIX A
Form of Drawdown Notice
To:     DVB Bank SE
From:     Gypsum Transportation Limited
[Date]
Dear Sirs,
Drawdown Notice
     We refer to the Loan Agreement dated         2008 made between, amongst others, ourselves and yourselves (“the Agreement”).
     Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.
     Pursuant to Clause 2.2 of the Agreement, we irrevocably request that you advance a Drawing of [                ] to us on           200    , which is a Business Day, by paying the amount of the Drawing to [                ].
     We warrant that the representations and warranties contained in Clause 4 of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on          200    ; that no Event of Default nor Potential Event of Default has occurred and is continuing, and that no Event of Default or Potential Event of Default will result from the advance of the Drawing requested in this Drawdown Notice.
     We select the period of [   ] months as the first Interest Period.
Yours faithfully

For and on behalf of
Gypsum Transportation Limited

APPENDIX B
Form of Transfer Certificate
To:    DVB BANK SE
TRANSFER CERTIFICATE
This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated “the Loan Agreement”) dated             2008, on the terms and subject to the conditions of which a secured loan facility was made available to Gypsum Transportation Limited as borrower, by a syndicate of banks on whose behalf you act as agent and security trustee.
1	Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms “Transferor” and “Transferee” are defined in the schedule to this certificate.

2	The Transferor:-
2.1	confirms that the details in the Schedule under the heading “Transferor’s Commitment” accurately summarise its Commitment; and

2.2	requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule by counter-signing and delivering this certificate to the Agent at its address for Communications specified in the Loan Agreement.
3	The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 14.4 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4	The Agent (on its own behalf and on behalf of each of the Borrowers and each of the Banks other than the Transferor) confirms its acceptance of this certificate for the purposes of clause 14.4 of the Loan Agreement.

5	The Transferee confirms that:-
5.1	it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction;

5.2	it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

5.3	it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any of the Security Parties.
6	Execution of this certificate by the Transferee constitutes its representation to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Bank on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

7	The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8	The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any of the Security Documents or any document relating to any of the Security Documents, and assumes no responsibility for the financial condition of any of the Security Parties or for the performance and observance by the Security Parties of any of their obligations under any of the Security Documents or any document relating to any of the Security Documents and any conditions and warranties implied by law are expressly excluded.

9	The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:-
9.1	accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2	support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any of the Security Documents of any obligations under any of the Security Documents.
10	The address and fax number of the Transferee for the purposes of clause 9.20 of the Loan Agreement are set out in the Schedule.

11	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12	This certificate shall be governed by and interpreted in accordance with English law.

13	The Transferee represents and warrants, for the benefit of the Borrower and the Guarantor, that no part of the funds to be used by the Transferee to acquire its interest in the Loan shall constitute assets of an employee pension plan.

14	The Transferee attaches hereto the form (if any) required by Clause 15.6 of the Loan Agreement.
THE SCHEDULE
1	Transferor:

2	Transferee:

3	Transfer Date (not earlier that the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

4	Transferor’s Commitment:

5	Amount transferred:

6	Transferee’s address and fax number for the purposes of clause 9.20 of the Loan Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date:	Date:
DVB BANK SE as Agent
for and on behalf of itself, the Borrower and each of the Banks (other than the Transferor)
By:
Date:

APPENDIX C
Form of Loan Administration Form
To:	DVB Bank SE
We hereby appoint the following persons to act as our point of contact with regards to any issue arising in connection with the administration to the agreement dated [               ] made between (inter alia) yourselves and ourselves (the “Facility Agreement”) or any other documents related to the Loan:
1.	Karen Leets, 550 West Adams Street, Chicago, IL. 60661, USA, Tel: +1 312 436 5415, Mobile +1 630 606 3432, e-mail: kleets@usg.com.

2.	Ian Vallender, Le Patio Palace, 41 Ave. Hector Otto, MC98000, Monaco, Tel: +377 97978096, Fax: +377 97 97 71 50, Mobile +33 678 633725, e-mail: ivallender@beltship.com.

3.	Brian Misiunas, 550 West Adams Street, Chicago, IL. 60661, USA, Tel: +1 312 436 4549, Mobile +1 708 704 6761, e-mail: bmisiunas@usg.com.
No other persons other than the Directors of the Borrower or the persons listed above (the “Authorised Persons”) are hereby authorised to request any information from you regarding the Facility Agreement or any other matter related to the Loan or the Borrower or communicate with you in any way regarding the foregoing in and under any circumstances.
For the avoidance of doubt, the following are the Directors of the Company:
1.	Jeffrey D. Barth, 550 West Adams Street, Chicago, IL, 60661, USA, Tel: +1 312 436 5378, Mobile +1 312 804 6620, e-mail: jbarth@usg.com.

2.	Michael Ensminger, 550 West Adams Street, Chicago, IL, 60661, USA, Tel: +1 312 436 5303, Mobile +1 630 730 0102, e-mail: MEnsminger@usg.com.

3.	Ian Vallender, Le Patio Palace, 41 Ave, Hector Otto, MC98000, Monaco, Tel: +377 97978096, Fax: +377 97 97 71 50, Mobile +33 678 633725, e-mail: ivallender@beltship.com.

4.	Dominc Dannessa, 550 West Adams Street, Chicago, IL, 60661, USA, Tel: + 312 436 4316, e-mail: ddannessa@usg.com.

5.	David Doyle, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, Tel: +441 295 1422, e-mail: David.Doyle@conyersdillandpearman.com.
This list of authorised persons may only be amended, modified or varied in writing by an Authorised Person with copy to the other Authorised Persons.
We agree to indemnify you and hold you harmless in relation to any information you provide to any Authorised Person.

Words and expressions defined in the Facility Agreement shall bear the same meanings when used herein.
This letter shall be governed and construed in accordance with English law.
Yours sincerely